Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

TRIBUNE MEDIA COMPANY

and

SINCLAIR BROADCAST GROUP, INC.

Dated as of May 8, 2017

i

Exhibit A	Joinder Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2017, among Tribune Media Company, a Delaware corporation (the “Company”), and Sinclair Broadcast Group, Inc., a Maryland corporation (“Parent”).  Parent and the Company and, from and after the time Merger Sub executes and delivers the Joinder Agreement, Merger Sub are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, promptly following the execution of this Agreement (and in any event within one Business Day of the date hereof), Parent will form a new wholly-owned subsidiary of Parent (“Merger Sub”) as a Delaware corporation, and Parent will cause Merger Sub to, and Merger Sub will, execute and deliver a joinder agreement to this Agreement, in the form attached as Exhibit A, and be bound hereunder (the “Joinder Agreement”);

WHEREAS, the Company and Parent desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Class A common stock, par value $0.001 per share, of the Company (“Class A Stock”) and each share of Class B common stock, par value $0.001 per share, of the Company (“Class B Stock”, and together with the Class A Stock, the “Company Stock”), shall be converted into the right to receive (i) $35.00 in cash, without interest and less any required withholding taxes (such amount, or any higher amount per share of Company Stock paid in accordance with this Agreement, the “Cash Consideration”) and (ii) a fraction of a validly issued, fully paid and nonassessable share of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”) upon the terms and subject to the conditions set forth herein.

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into this Agreement and perform its obligations hereunder, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders of the Company (the “Company Supporting Stockholders”) are entering into a voting agreement with Parent (the “Company Voting Agreement”) pursuant to which, among other things, each of the Company Supporting Stockholders is agreeing, subject to the terms of the Company Voting

Agreement, to vote all shares of Company Stock beneficially owned by such Company Supporting Stockholder in favor of the approval of the Merger and the adoption of this Agreement;

WHEREAS, the Parent Board has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance, are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders and declared it advisable for Parent to enter into this Agreement and perform its obligations hereunder and (iii) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, upon the terms and subject to the conditions contained herein.;

WHEREAS, prior to the execution and delivery by Merger Sub of the Joinder Agreement, the board of directors of Merger Sub will unanimously approve this Agreement and determine that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and Parent, its sole stockholder, and Parent, as sole stockholder of Merger Sub, will adopt this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein,

ARTICLE I

DEFINITIONS

Section 1.1                                          Definitions.  As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person.  The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law or to be closed.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) relating to or involving, whether in a single transaction or series of related transactions:  (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of merger, liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues (plus, to the extent of the Company’s interest therein, the net revenues of the Minority Investment Entities), net income or net assets of the Company and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof:  (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (ii) failing to make the Company Board Recommendation in the Proxy Statement, (iii) approving or recommending, or otherwise proposing publicly to approve or recommend, any Company Acquisition Proposal or (iv) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within 10 Business Days of the request of Parent and to reaffirm the Company Board Recommendation within such 10 Business Day period upon such request (provided that such a request may be delivered by Parent only once with respect to each Company Acquisition Proposal, with the right to make an additional request with respect to each subsequent material amendment or modification thereto).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Company Credit Agreement” means the Credit Agreement, dated as of December 27, 2013, among the Company and the parties thereto, as such agreement may from time to time be amended, supplemented or otherwise modified, and all pledge, security and other agreements and documents related thereto.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent in connection with, and upon the execution of, this Agreement.

“Company DSU” means all awards of deferred stock units of the Company, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Equity Plans” means the Tribune Company 2013 Equity Incentive Plan, the Tribune Media Company 2016 Incentive Compensation Plan and the Tribune Media Company 2016 Incentive Compensation Plan for Non-Employee Directors.

“Company Indebtedness” means, collectively, debt outstanding under (i) the Company Credit Agreement and (ii) the Company Indenture.

“Company Indenture” means the Indenture, dated June 24, 2015, between the Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A, as supplemented by the First Supplemental Indenture, dated June 24, 2015, between the Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., the Second Supplemental Indenture, dated September 8, 2015, between Tribune Media Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A and the Third Supplemental Indenture, dated October 8, 2015, between Tribune Media Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operates, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) any failure by the Company or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (provided that the underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to such failure may be considered), (vi) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to the operation of the business of the Company or any of its Subsidiaries, (vii) the taking of any action by the Company expressly required by, or the Company’s failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of Parent or Merger Sub, (viii) any change in the market price or trading volume of the Company’s securities (provided that the underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to such change may be considered), (ix) other than with respect to the representations and warranties set forth in Section 3.4, and the conditions set forth in Section 8.2(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships, contractual or otherwise, with any of its advertisers, customers, suppliers, distributors, licensees, licensors, lenders, business partners, employees or regulators, including the FCC and (x) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided that in the cases of clauses (i), (ii), (iii), (iv) and (vi), any effect, change, condition, fact, development, occurrence or event may be considered to the extent it disproportionately affects the Company and its Subsidiaries relative to the other participants in the industries in which the Company and its Subsidiaries operate.

“Company Notes” means the 5.875% Senior Notes of the Company due July 15, 2022 issued under the Company Indenture.

“Company Notes Applicable Premium” means the Applicable Premium, as defined in the Company Indenture.

“Company Notes Payoff Amount” means the Company Notes Principal Amount, together with any accrued and unpaid interest to, but excluding, the date of redemption not already included in the Company Notes Principal Amount, plus any Company Notes Applicable Premium as of the date of redemption, in an amount sufficient to pay and discharge the entire indebtedness of the Company Notes.

“Company Notes Principal Amount” means $1,100,000,000 or such lesser aggregate principal amount of the Company Notes outstanding, together with any accrued but unpaid interest thereon, as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Company Programming Service” means any programming service of any Company Network distributed or authorized for distribution by the Company or any of its Subsidiaries, including any programming service of any Company Network distributed or authorized for distribution by the Company or any of its Subsidiaries on an on-demand or other basis.

“Company PSU” means all awards of performance stock units of the Company, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company RSU” means all awards of restricted stock units of the Company, including any stock units granted as dividend equivalent rights (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Sharing Company” means any entity with which the Company or any of its Subsidiaries has a Sharing Agreement.

“Company Station” means the television broadcast stations (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations (including Class A stations) and TV translator stations (i) owned by the Company and its Subsidiaries, each of which is listed in Section 3.12(g) of the Company Disclosure Letter or (ii) licensed to a third party and subject to a Sharing Agreement with the Company or its Subsidiaries, each of which is listed in Section 3.12(g) of the Company Disclosure Letter as a station subject to a Sharing Agreement.

“Company Station Licenses” means the main station license issued by the FCC with respect to each of the Company Stations.

“Company Stock Options” means all options to purchase shares of Company Stock (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Supplemental PSUs” means all awards of performance stock units of the Company described in Section 1.1(a) of the Company Disclosure Letter.

“Company Warrants” means warrants to purchase the Company Stock which are governed by the Warrant Agreement.

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement, dated as of October 24, 2016, by and between the Company and Parent, as amended or supplemented, including the applicable clean team agreements.

“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other binding instrument or obligation, whether written or unwritten.

“Cubs Tax Dispute” means the controversies with respect to which a petition was filed in the U.S. Tax Court under the caption Tribune Media Company f.k.a. Tribune Company & Affiliates, Petitioner, v. Commissioner of Internal Revenue, Respondent, Docket No. 20940-16,

including for the avoidance of doubt any appeals or other Proceedings relating thereto, whether in the U.S. Tax Court or any other venue.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Environmental Law” means any Law concerning the protection of the environment, pollution, contamination, natural resources, or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“Equity Award Exchange Ratio” means the sum of (x) the Exchange Ratio plus (y) the fraction obtained by dividing (i) the Cash Consideration by (ii) the Parent Stock Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 0.2300.

“FCC” means the U.S. Federal Communications Commission.

“FCC Applications” means those applications and requests for waivers required to be filed with the FCC to obtain the approvals and waivers of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

“FCC Consent” means the grant by the FCC of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

“FCC Licenses” means the FCC licenses, permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Company Stations, or otherwise granted to or held by Company, any Company Sharing Company or any of their respective Subsidiaries.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Commitment Letter, including the offering or private placement of debt securities or borrowing of loans contemplated by the Commitment Letter and any related engagement letter.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing, including the parties to the Commitment Letter or any related engagement letter in respect of the Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements entered pursuant thereto, together with their Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any substance, material or waste listed, defined, regulated or classified as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (i) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof) (collectively, “Patents”); (ii) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship (collectively, “Copyrights”); (iii) trade names, trademarks and service marks, logos, corporate names, domain names and other Internet addresses or identifiers, trade dress and similar rights, and all goodwill associated therewith (collectively, “Marks”); (iv) registrations and applications for each of the foregoing; (v) rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); and (vi) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“Intervening Event” means any event, condition, fact, occurrence, change or development (not related to a Company Acquisition Proposal) that is not known to the Company Board as of the date of this Agreement, which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to obtaining the Company Stockholder Approval.

“IRS” means the Internal Revenue Service.

“IT Systems” means the hardware, Software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned, licensed to, or controlled by the Company or any of its Subsidiaries.

“Knowledge” means (i) with respect to the Company, the actual knowledge of each individual listed in Section 1.1(b) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of each of individual listed in Section 1.1(b) of the Parent Disclosure Letter.

“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, regulation or other similar requirement or Order enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“Marketing Period” means 15 consecutive Business Days after the date on which the Company Stockholder Approval has been received (i) commencing on the date that Parent shall have received the Required Financial Information, provided, that, if the Company shall in good faith reasonably believe it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it has completed such delivery), in which case the Company shall be deemed to have complied with its obligation to provide the Required Financial Information on the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered; provided that the Company shall be deemed to have completed such delivery upon the delivery of the items specified in such notice), and (ii) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.1(e) and Section 8.2 (other than those conditions that by their very nature can only be satisfied at Closing) to fail to be satisfied, assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided, however, that (a) the Marketing Period shall end on any earlier date on which the Financing is consummated and Parent shall have obtained all of the proceeds contemplated thereby, (b) for purposes of determining the Marketing Period, none of May 26, 2017, May 29, 2017, July 3, 2017, July 4, 2017, November 23, 2017, November 24, 2017, January 15, 2018 or February 19,

2018, shall constitute a Business Day for purposes of measuring such 15 consecutive Business Day period and (ii) if such 15 consecutive Business Day period has not ended on or prior to (x) August 21, 2017, then such period shall not restart until September 6, 2017 or (y) December 18, 2017, then such period shall not restart until January 3, 2018 and (c) the Marketing Period shall not be deemed to have commenced if, at any time following the date hereof, (A) PricewaterhouseCoopers LLP shall have withdrawn its audit opinion with respect to any year-end audited financial statements set forth in the Required Financial Information, in which case, the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such year-end audited financial statements by PricewaterhouseCoopers LLP or another nationally-recognized independent public accounting firm or (B) any financial information included in the Required Financial Information shall have been restated or the Company shall have publicly announced, or the board of directors of the Company or any of its Affiliates shall have determined, that a restatement of any financial information included in the Required Financial Information is required, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended to reflect such restatement or the Company has determined that no restatement shall be required in accordance with GAAP.

“Minority Investment Entity” means each of the entities set forth on Section 1.1(c) of the Company Disclosure Letter.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“NASDAQ” means the Nasdaq Global Select Market, any successor stock exchange operated by the Nasdaq, Inc. or any successor thereto.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than the Company and its Subsidiaries) relating to or involving, whether in a single transaction or series of related transactions:  (i) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of Parent or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of Parent or any of its Subsidiaries that constitute or account for 30% or more of the consolidated net revenues (plus, to the extent of Parent’s interest therein, the net revenues of the Parent Minority Investment Entities), net income or net assets of Parent and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving Parent or any of its Subsidiaries and a Person or “group” (as defined in Section 13(d) of the Exchange Act) pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 70% of the equity interests in the surviving or resulting entity of such transaction immediately following such transaction; or (iii) any combination of the foregoing.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2016 and the footnotes thereto set forth in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

“Parent Board’ means the board of directors of Parent.

“Parent Class B Stock” means the Class B Common Stock, $0.01 par value per share, of Parent.

“Parent Common Stock” means the Class A Common Stock, $0.01 par value per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Parent Equity Awards” means equity awards granted by Parent pursuant to the terms of a Parent Equity Plan.

“Parent Equity Plan” means the 1996 Long-Term incentive Plan for Sinclair Broadcast Group, Inc. as amended and the Incentive Stock Option Plan for Sinclair Broadcast Group, Inc., as amended.

“Parent FCC Licenses” means the FCC licenses, permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Parent Stations, or otherwise granted to or held by Parent or any Subsidiary of Parent.

“Parent IT Systems” means the hardware, software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned or controlled by Parent or its Subsidiaries.

“Parent Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which Parent or any of its Subsidiaries operates,

(iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) any failure by Parent or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Parent’s revenue, earnings or other financial performance or results of operations, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (provided that the underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to such failure may be considered), (vi) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law applicable to the operation of the business of Parent or any of its Subsidiaries, (vii) the taking of any action by Parent expressly required by, or Parent’s failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of the Company, (viii) any change in the market price or trading volume of Parent’s securities (provided that the underlying effect, change, condition, fact, development, occurrence or event giving rise to or contributing to such change may be considered), (ix) other than with respect to the representations and warranties set forth in Section 4.4 and the conditions set forth in Section 8.3(a) to the extent relating to such representations and warranties, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination or reduction (or potential reduction) or any other resulting negative development in Parent’s or any of its Subsidiaries’ relationships, contractual or otherwise, with any of its advertisers, customers, suppliers, distributors, licensees, licensors, lenders, business partners, employees or regulators, including the FCC and (x) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided that in the cases of clauses (i), (ii), (iii), (iv) and (vi), any effect, change, condition, fact, development, occurrence or event may be considered to the extent it disproportionately affects Parent and its Subsidiaries relative to the other participants in the industries in which Parent and its Subsidiaries operate.

“Parent Minority Investment Entity” means each of the entities set forth on Section 1.1(jv) of the Parent Disclosure Letter.

“Parent Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries.

“Parent Preferred Stock” the Preferred Stock, $0.01 par value per share, of Parent.

“Parent Share Issuance” means the issuance of shares of Parent Common Stock pursuant to the Merger and this Agreement.

“Parent Station” means the television broadcast stations (including stations operated as “satellites” pursuant to Section 73.3555, Note 5, of the FCC Rules), low power television stations (including Class A stations) and TV translator stations owned by Parent and its Subsidiaries.

“Parent Station Licenses” means the main station license issued by the FCC for each of the Parent Stations.

“Parent Stock Price” means the volume weighted average closing price per share of Parent Common Stock on NASDAQ measured on a cumulative basis over the ten consecutive trading days ending on the complete trading day immediately prior to the Closing Date, as reported by Bloomberg (or if not reported therein, in another authoritative source mutually selected by Parent and the Company).

“Permitted Liens” means (i)  Liens for Taxes, assessments, governmental levies, fees or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings and, in each case, for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or the Parent Balance Sheet, as applicable, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet or the Parent Balance Sheet, as applicable, and that would not be individually or in the aggregate materially adverse, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (v) all matters disclosed as a “Permitted Lien” in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, (vi) any state of facts which an accurate survey or inspection of real property would disclose and which, individually or in the aggregate, do not materially impair the value or continued use of such real property for the purposes for which it is used by such Person, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to the Company or Parent, as applicable, prior to the date hereof, (viii) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (ix) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not materially impair the continued use of real property for the purposes for which it is used by such Person, (x) grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property that do not secure indebtedness and (xi) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, or materially interfere with the use thereof as currently used by such Person.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.

“Proxy Statement” means the proxy statement of the Company to be filed with the SEC as part of the Registration Statement in connection with seeking the Company Stockholder Approval.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC, which shall include (i) a prospectus for the Parent Share Issuance and (ii) the Proxy Statement.

“Required Financial Information” means (i) the audited consolidated balance sheets and related audited consolidated statements of income, shareholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2016, December 31, 2015 and December 28, 2014 and any subsequent fiscal year ending more than ninety (90) days before the Closing Date, (ii) unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of and for the fiscal quarter ended March 31, 2017 and for each subsequent fiscal quarter thereafter that is ended at least forty-five (45) days before the Closing Date, and unaudited corresponding financial statements for the same fiscal quarter in the preceding year, (iii) all financial information regarding the Company or any of its Subsidiaries necessary for the Parent to prepare (x) pro forma balance sheets and related notes as of the most recently completed interim period ended at least forty-five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year), (y) pro forma income statements and related notes for the most recently completed fiscal year, for the most recently completed interim period and for the twenty-four (24) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year) and (z) any other pro forma financial statements, and for any periods, that would be required in accordance with Article 11 of Regulation S-X under the Securities Act, including, without limitation, explanatory footnotes of the type set forth in such article, and (iv) all other financial statements and other financial data and information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act to be included in a registration statement filed with the SEC by the Parent that shall be sufficiently current on any day during the Marketing Period (including after giving effect to the proviso to the definition thereof) to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements and other financial data and information to be declared effective by the SEC on the last day of the Marketing Period, or as otherwise necessary to receive from the Company’s and the Parent’s independent accountants customary “comfort” (including “negative assurance” comfort) and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that the Company’s independent accountants are prepared to deliver upon the “pricing” and closing of any offering of securities as part of the Financing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sharing Agreement” means a local marketing, joint sales, shared services or similar Contract.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Company Proposal” means a Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “15% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “less than 85%” in the definition of Company Acquisition Proposal being deemed to reference “less than 50%”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel (i) to be more favorable, from a financial point of view, to the stockholders of the Company than the transactions contemplated by this Agreement after taking into account all factors that the Company Board deems relevant and (ii) is reasonably expected to be consummated on the terms thereof.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Company Event” shall be deemed to have occurred if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company or any of its Subsidiaries shall have entered into any Alternative Company Acquisition Agreement.

“Warrant Agreement” means the Warrant Agreement between the Company, Computershare, Inc. and Computershare Trust Company, N.A., dated as of December 31, 2012.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 1.2                                          Table of Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

409A Authorities	Section 3.17(h)
Agreement	Preamble
Alternative Company Acquisition Agreement	Section 7.3(a)
Appraisal Shares	Section 2.8
Approval Action	Section 7.1(i)
Bank Commitment Letter	Section 4.9
Bonus Payment Date	Section 6.4(d)
Book-Entry Shares	Section 2.5(c)
Bridge Commitment Letter	Section 4.9
Cash Consideration	Recitals
Certificate	Section 2.5(c)
Certificate of Merger	Section 2.3
Class A Stock	Recitals
Class B Stock	Recitals
Closing	Section 2.2
Commitment Letters	Section 4.9
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Indemnified Party	Section 6.3(a)
Company Material Contract	Section 3.20(a)
Company Plan	Section 3.17(a)
Company Preferred Stock	Section 3.5(a)
Company Related Parties	Section 9.3(f)
Company SEC Documents	Section 3.7(a)
Company Securities	Section 3.5(b)
Company Stock	Recitals
Company Stockholder Approval	Section 3.2
Company Stockholders’ Meeting	Section 7.2(a)(iv)
Company Subsidiary Securities	Section 3.6(b)
Company Supporting Stockholders	Recitals
Company Termination Fee	Section 9.3(a)(i)

Company Voting Agreement	Recitals
Consent Solicitation	Section 7.11(i)
Continuation Period	Section 6.4(a)
Continuing Employees	Section 6.4(a)
Copyrights	Section 1.1
D&O Insurance	Section 6.3(c)
Debt Tender Offer	Section 7.11(i)
Debt Tender Offer Documents	Section 7.11(i)
DGCL	Recitals
Disclosure Letter	Section 10.5
Effective Time	Section 2.3
Employee Plan	Section 3.17(a)
End Date	Section 9.1(b)(i)
Enforceability Exceptions	Section 3.2
Exchange Agent	Section 2.9(a)
Exchange Fund	Section 2.9(a)
Financing Conditions	Section 4.9
Guggenheim	Section 3.23
Incentive Auction & Repack	Section 5.1(n)
Marks	Section 1.1
Merger	Recitals
Merger Consideration	Recitals
Moelis	Section 3.23
Multiemployer Plan	Section 3.17(e)
New Benefit Plans	Section 6.4(b)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Expenses	Section 9.3(b)
Parent Owned Real Property	Section 4.16(b)
Parent Plan	Section 4.19(a)
Parent Real Property Leases	Section 4.16(c)
Parent Registered Intellectual Property	Section 4.17(a)
Parent RSU	Section 2.11(b)
Parent SEC Documents	Section 4.7(a)
Parent Securities	Section 4.5(b)
Parent Subsidiary Securities	Section 4.6(b)
Parent Warrant	Section 7.12(a)
Party or Parties	Preamble
Patents	Section 1.1
Premium Cap	Section 6.3(c)
Real Property Leases	Section 3.14(a)
Registered Intellectual Property	Section 3.15(a)
Representatives	Section 7.7(a)
Second End Date	Section 9.1(b)(i)
Sharing Station Acquisition	7.1(c)
Station Dispositions	Section 7.1(b)

Stock Consideration	Recitals
Substitute Debt Financing	Section 7.11(b)
Supplemental Indenture	Section 7.11(i)
Surviving Corporation	Section 2.1
TIA	Section 7.11(i)
Trade Secrets	Section 1.1

Section 1.3                                          Other Definitional and Interpretative Provisions.

(a)                                 Rules of Construction.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder.  References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof.  References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger, the Station Disposition and the Sharing Station Acquisitions.  References to any Person include the successors and permitted assigns of that Person.  References herein to “$” or dollars will refer to United States dollars, unless otherwise specified.  References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.  References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.  The phrase “made available” with respect to documents shall be deemed to include any documents filed with or furnished to the SEC. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b)                                 Company Sharing Company.  Each representation made by the Company hereunder regarding any Company Sharing Company shall be deemed to made to the Knowledge of the Company whether or not so specified. Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries shall have no duty or obligation hereunder, or in the transactions contemplated hereby, to cause any Company Sharing Company to take any action or to forego from taking any action, except to the extent that the Company or any of its Subsidiaries have a right to cause such Company Sharing Company to take such action or forego from taking such action under any Contracts to which the Company or any of its Subsidiaries is a party.

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1                                          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2                                          Closing.  Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company; provided that if the Marketing Period has not ended on the last date the Closing shall be required to occur pursuant to the foregoing, the Closing shall occur instead on the earlier of (a) the second (2nd) Business Day immediately following the day that the Marketing Period expires and (b) any Business Day during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company.

Section 2.3                                          Effective Time.  On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL.  The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.4                                          Surviving Corporation Matters.

(a)                                 At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b)                                 At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to the name set forth in the form of certificate of incorporation as set forth on Exhibit B hereto, until further amended in accordance with the provisions thereof and applicable Law.

(c)                                  From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal:  (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 2.5                                          Effect of the Merger on Capital Stock of the Company and Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a)                                 All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b)                                 Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.5(a), and (ii) subject to the provisions of Section 2.8) shall at the Effective Time be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c)                                  As of the Effective Time, all shares of Company Stock converted into the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.8) the right to receive the Merger Consideration, without interest, subject to compliance with the procedures set forth in Section 2.9.

(d)                                 Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.6                                          Certain Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 9.1, the outstanding shares of Parent Common Stock or Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Stock Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event.  Nothing in this Section 2.6 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.7                                          Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 2.5, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Common Stock.  All fractional shares to which a single record holder of Company Stock would be otherwise entitled to receive shall be aggregated and calculations shall be rounded to three decimal places.  In lieu of any such fractional shares, each holder of Company Stock who would otherwise be entitled to such fractional shares shall be entitled to be paid an amount in cash, without interest, rounded to the nearest cent, equal to the product of (a) such fractional part of a share of Parent Common Stock and (b) the Parent Stock Price. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Stock entitled to receive such cash.

Section 2.8                                          Appraisal Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.5(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the Merger Consideration as provided in Section 2.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.5.  The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company.  Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.9                                          Exchange of Company Stock.

(a)                                 Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”).  Prior to or as of the Effective

Time, Parent shall provide or shall cause to be provided to the Exchange Agent (i) cash in an aggregate amount necessary to pay the Cash Consideration and (ii) shares of Parent Common Stock sufficient in order for the Exchange Agent to distribute the aggregate Stock Consideration, and after the Effective Time, Parent shall deposit with the Exchange Agent, as necessary from time to time, any dividends or distributions payable on such shares of Parent Common Stock pursuant to Section 2.9(c) which had not theretofore been surrendered for exchange pursuant to Section 2.9(b) (such cash, shares of Parent Common Stock and dividends or other distributions with respect thereto are collectively referred to as the “Exchange Fund”).  Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.7.  The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.5 out of the Exchange Fund.  Except as provided in Section 2.9(h), the Exchange Fund shall not be used for any other purpose.

(b)                                 Exchange Procedures.

(i)                                     Certificates.  Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 2.5(b) (after taking into account all other Certificates surrendered by such holder pursuant to this Section 2.9(b)(i)), (C) any dividends or other distributions payable pursuant to Section 2.9(c)(i) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.7, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)                                  Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the Merger Consideration pursuant to Section 2.5 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, (A) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, (B) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 2.5(b) (after taking into account all other Book-Entry Shares converted by such holder pursuant to this Section 2.9(b)(ii)), (C) any dividends or other distributions payable pursuant to Section 2.9(c)(ii) and (D) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.7, and the Book-Entry Shares of such holder shall forthwith be canceled.  No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c)                                  Distributions with Respect to Unexchanged Shares.

(i)                                     Certificates.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.7, until the surrender of such Certificate in accordance with this Article II.  Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.9(b)(i), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.9(b)(i), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.9(b)(i), payable with respect to such shares of Parent Common Stock.

(ii)                                  Book-Entry Shares.  Subject to applicable Law, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for Book-Entry Shares in accordance with this Article II, without interest, (A) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.9(b)(ii), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such delivery by the Exchange Agent pursuant to Section 2.9(b)(ii), and a payment date subsequent to the time of such delivery by the Exchange Agent pursuant to Section 2.9(b)(ii), payable with respect to such shares of Parent Common Stock.

(d)                                 The Merger Consideration issued and paid in accordance with the terms of this Article II upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.9(c)).  After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)                                  Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration and any dividends or other distributions with respect to Parent Common Stock as contemplated by Section 2.9(c).

(f)                                   None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g)                                  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to Section 2.9(c) had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(h)                                 The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock.  Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated

A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 2.10                                   Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.11                                   Treatment of Company Equity Awards.

(a)                                 Company Stock Options.  As of the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall automatically and without any action on the part of the holder thereof be cancelled and cease at the Effective Time to represent an option with respect to shares of Company Stock, and shall only entitle the holder of such Company Stock Option to receive a cash payment from the Surviving Corporation equal to the product of (i) the total number of shares of Company Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of (A) the Merger Consideration (with the Stock Consideration calculated as the Parent Stock Price multiplied by the Exchange Ratio) over (B) the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding.  Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten Business Days following the Effective Time.  For the avoidance of doubt, any Company Stock Option that has an exercise price per share of Common Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b)                                 Company RSUs.  As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall be assumed by Parent and shall be converted, without any action on the part of any holder thereof, into a cash-settled restricted stock unit award (an “Assumed RSU”) covering Parent Common Stock in accordance with this Section 2.11(b).  Each such Assumed RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company RSU immediately prior to the Effective Time (but taking into account that settlement of such Assumed RSUs, if and to the extent the Assumed RSUs become vested, shall be solely in the form a cash payment equal to the value of the shares of Parent Common

Stock covered thereby and any other changes thereto provided for in this Agreement), including the requirement for continued employment with Parent, the Company or a Subsidiary thereof.  As of the Effective Time, each such Assumed RSU as so assumed and converted shall be an award of cash-settled restricted stock units covering that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Stock then underlying such Company RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio.

(c)                                  Company PSUs.  As of the Effective Time, each Company PSU (other than a Company Supplemental PSU) that is outstanding immediately prior to the Effective Time shall automatically become immediately vested at “target” level of performance (as set forth in the applicable award agreement), and each Company PSU shall be cancelled and cease at the Effective Time to represent a right with respect to shares of Company Stock and shall be converted, without any action on the part of any holder thereof, into the right to receive from the Surviving Corporation a cash payment equal to the product of (i) the total “target” number of shares of Company Stock then underlying such Company PSUs (as set forth in the applicable award agreement) multiplied by (ii) the Merger Consideration (with the Stock Consideration calculated as the Parent Stock Price multiplied by the Exchange Ratio), without any interest thereon and subject to all applicable withholding.  Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten Business Days following the Effective Time.

(d)                                 Company Supplemental PSUs.  As of the Effective Time, each Company Supplemental PSU that is outstanding immediately prior to the Effective Time shall be cancelled and cease at the Effective Time to represent a right with respect to shares of Company Stock and, to the extent that any such Company Supplemental PSUs shall have satisfied their performance conditions and vested at the Effective Time (as determined in accordance with the terms and conditions of the applicable award agreement), such vested Company Supplemental PSUs shall be converted, without any action on the part of any holder thereof, into the right to receive from the Surviving Corporation a cash payment equal to the product of (i) the total number of shares of Company Stock then underlying such vested Company Supplemental PSUs and multiplied by (ii) the Merger Consideration (with the Stock Consideration calculated as the Parent Stock Price multiplied by the Exchange Ratio), without any interest thereon and subject to all applicable withholding.  Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than five Business Days following the Effective Time.  For the avoidance of doubt, each Company Supplemental PSU that does not satisfy its performance conditions at the Effective Time shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(e)                                  Company DSUs.  Each Company DSU that is outstanding immediately prior to the Effective Time shall automatically be canceled and converted, without any action on the part of any holder thereof, into the right to receive from the Surviving Corporation a cash payment equal to the product of (i) the total number of shares of Company Stock then underlying such Company DSU multiplied by (ii) the Merger Consideration (with the Stock Consideration calculated as the Parent Stock Price multiplied by the Exchange Ratio), without any interest thereon and subject to all applicable withholding.  Any such payment shall be paid in a lump sum at the Effective Time in a manner consistent with the requirements of Section 409A of the Code.

(f)                                   Notice to Holders.  Not later than the Closing Date, Parent and the Company shall cooperate to make available to those individuals who, immediately following the Effective Time, will be the holders of Assumed RSUs any required notices setting forth such holders’ rights relating to such assumed equity awards and stating that the related Company RSUs have been assumed by Parent and converted as provided in this Section 2.11, and such awards shall continue in effect on the same terms and conditions subject, in each case, to the adjustments required by this Section 2.11 after giving effect to the Merger and the terms of the relevant Company Equity Plan and related award agreements.

(g)                                  Certain Actions.  Prior to the Effective Time, the Company and Parent shall take all actions necessary to effectuate the treatment of the Company Stock Options, Company RSUs, Company PSUs, Company Supplemental PSUs and Company DSUs as provided in this Section 2.11.

Section 2.12                                   Treatment of Company Warrants.  At the Effective Time, each unexercised Company Warrant outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into a Parent Warrant in accordance with Section 7.13.  Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to the Parent Warrants.

Section 2.13                                   Transaction Structure.  If Parent determines in good faith that it desires to effect the transactions contemplated by this Agreement utilizing a transaction structure different than that reflected in this Agreement, then the Parties shall negotiate in good faith to make such modifications to this Agreement as shall be reasonably necessary or desirable to effect the transaction utilizing such other transaction structure (it being agreed and understood that Parent shall be permitted to either (a) substitute for Merger Sub a newly-created wholly-owned Subsidiary of Sinclair Television Group, Inc. (“STG”) which, upon executing and delivering a joinder agreement substantially similar to the Joinder Agreement, shall thereafter be deemed to be “Merger Sub” for all purposes under this Agreement or (b) contribute all of the shares of the Merger Sub to STG); provided, that the Company shall only be obligated to make such modifications if there is no change to the Merger Consideration and the making of such modifications would not impair or materially delay the consummation of the transactions contemplated by this Agreement.  It is the intention of the Parties that the consummation of the transactions contemplated by this Agreement, including the Merger, will not require a vote of the holders of Parent Common Stock or Parent Class B Stock, and each of the Company and Parent shall use reasonable best efforts to avoid taking any action that would reasonably be expected to require such vote to be obtained.

Section 2.14                                   Withholding.  Parent, the Company and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Law.  To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.5, (a) except as disclosed in the Company SEC Documents publicly filed after December 1, 2014 and prior to the date of this Agreement; provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement, it being agreed that this clause (a) shall not be applicable to Section 3.2 or Section 3.5, and (b) except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1                                          Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as now conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 3.2                                          Corporate Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except, in the case of the Merger (to the extent required by the DGCL and the certificate of incorporation and bylaws of the Company), for the approval of the Merger and the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Stock (the “Company Stockholder Approval”).  This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

Section 3.3                                          Governmental Authorization.  The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, (e) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4                                          Non-Contravention.  The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder do not and will not, assuming the Company Stockholder Approval and the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 3.3 are obtained, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which the Company or any of its Subsidiaries is party or which is binding upon the Company or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5                                          Capitalization.

(a)                                 The authorized capital stock of the Company consists solely of 1,000,000,000 shares of Class A Stock, 1,000,000,000 shares of Class B Stock and 40,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  As of the close of business on May 4, 2017, (i) there were (A) 101,021,504 shares of Class A Stock issued and 86,919,319 shares of Class A Stock outstanding, (B) 5,605 shares of Class B Stock issued and outstanding, (C) no shares of Company Preferred Stock issued or outstanding, (D) Company Stock Options to purchase an aggregate of 3,312,933 shares of Company Stock with a weighted average exercise of $29.84 (calculated excluding any Company Stock Options subject to an exercise price equal to greater than $43.50), all of which were issued under a Company Equity Plan, (E) Company RSUs with respect to an aggregate of 1,231,519 shares of Company Stock, all of which were issued under a Company Equity Plan, (F) Company PSUs (including the Company Supplemental PSUs), assuming the satisfaction of all applicable performance conditions at maximum performance, with respect to an aggregate of 564,869 shares of Company Stock all of which were issued under a Company Equity Plan, (G) Company DSUs with respect to an aggregate of 14,582 shares of Company Stock, all of which were issued under a Company Equity Plan, and (H) Company Warrants with respect to an aggregate of 83,384 shares of Company Stock and (ii) 3,060,868 shares of Company Stock were available for issuance of future awards under the Company Equity Plans and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement.

(b)                                 Except (x) as set forth in Section 3.5(a), (y) for any Company Stock Options, Company RSUs, Company PSUs and Company DSUs that are granted under the Company Equity Plan or otherwise after the date of this Agreement in accordance with the terms of this Agreement and (z) for any shares of Company Stock issued upon the exercise of Company Stock Options or Company Warrants or the settlement of Company RSUs, Company PSUs and Company DSUs, in each case, that were outstanding on May 4, 2017 or subsequently granted following such date if such grant would not be prohibited if made after the date hereof under the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) options or other rights or agreements, commitments or understandings to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock or other voting securities of or other ownership interests in the Company, or securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c)                                  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, free of preemptive rights and have been issued in compliance with all applicable securities Laws.  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 3.6                                          Subsidiaries.

(a)                                 Each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity, is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary or Minority Investment Entity, as applicable, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary and, to the Knowledge of the Company, each such Minority Investment Entity is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company and, to the Knowledge of the Company, each Minority Investment Entity are owned by the Company (and with respect to each Minority Investment Entity, to the extent of the Company’s interest therein), directly or indirectly, free and clear of any Lien.  Section 3.6(b) of the Company Disclosure Letter (i) contains a complete and accurate list of the Subsidiaries of the Company, including, for each of the Subsidiaries, (x) its name and (y) its jurisdiction of organization.  Except as set forth on Section 3.6(b) of the Company Disclosure Letter, each Subsidiary is directly or indirectly wholly owned by the Company.  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) options or other rights or agreements, commitments or understandings to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 3.7                                          SEC Filings and the Sarbanes-Oxley Act.

(a)                                 The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, forms and documents required to be filed or furnished, as the case may be, by the Company since December 1, 2014 (collectively, the “Company SEC Documents”).  As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) in compliance in all material respects with Rule 13a-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since December 31, 2015, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 3.8                                          Financial Statements.  The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the unaudited statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries. From December 31, 2016 to the date of this Agreement, there has not been any material change in the accounting methods used by the Company.

Section 3.9                                          Information Supplied.  The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the Registration Statement, in which the Proxy Statement will be included, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.10                                   Absence of Certain Changes.

(a)                                 From December 31, 2016 through the date of this Agreement, there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 From December 31, 2016 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices in all material respects and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or require consent of Parent under, clauses (a), (b), (e), (f), (g), (h), (j), (l), (m), (n), (o), (p) or (q) of Section 5.1 or clause (r) of Section 5.1 to the extent related to such foregoing clauses of Section 5.1.

Section 3.11                                   No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since December 31, 2016, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12                                   Compliance with Laws and Court Orders; Governmental Authorizations.

(a)                                 Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since December 1, 2014, in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries, and to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to any violation of any applicable Law or Order.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are, and have been since December 1, 2014, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (iii) since December 1, 2014, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

(c)                                  The Company or one of its Subsidiaries, as the case may be, are the holders of the Company Station Licenses, which constitute all of the FCC Licenses material to the operation of the Company Stations.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Station Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired.

(d)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) operate, and since December 1, 2014 have operated, each Company Station in compliance with the Communications Act and the FCC Rules and the applicable Company Station Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Company Station Licenses (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed), (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Company Station and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Company Station Licenses or construction permits issued to modify the Company Station Licenses to the extent required to be completed as of the date hereof.

(e)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Company Stations, other than proceedings affecting broadcast stations generally and (ii) neither the Company nor any of its Subsidiaries, nor any of the Company Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Company Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement.

(f)                                   There is not (i) pending, or, to the Knowledge of the Company, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Company Station License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Company Stations, the Company or any of its Subsidiaries with respect to the Company Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Company Station Licenses.

(g)                                  The Company Station Licenses have been issued for the terms expiring as indicated on Section 3.12(g) of the Company Disclosure Letter and the Company Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Company Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 3.12(g) of the Company Disclosure Letter.  Except as set forth in Section 3.12(g) of the Company Disclosure Letter, neither the Company’s entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Company or for any of the Company Stations.

Section 3.13                                   Litigation.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries, (b) Proceeding pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries before any Governmental Authority or (c) Order against the Company or any of its Subsidiaries.

Section 3.14                                   Properties.

(a)                                 Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a list of all material real properties (by name and location) owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) a list of the material leases, subleases or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property (the “Real Property Leases”).

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Owned Real Property, (i) the Company or a Subsidiary of the Company has good and marketable title to such Owned Real Property, free and clear of all Liens (other than Permitted Liens) and (ii) there are no existing, pending, or to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting such Owned Real Property.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or any of its Subsidiaries has valid leasehold title to each real property subject to a Real Property Lease, sufficient to allow each of the Company and its Subsidiaries to conduct their business as currently conducted, (ii) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (iii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute real property or Intellectual Property (i) has valid title to all such properties, assets and other rights reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use all of such properties, assets and other rights (in each case except for Permitted Liens).

Section 3.15                                   Intellectual Property.

(a)                                 Section 3.15(a) of the Company Disclosure Letter lists, as of the date hereof, the Marks, Copyrights and Patents that are registered, issued or subject to an application for registration or issuance that are owned by and are material to the conduct of the business of the

Company and its Subsidiaries (collectively, the “Registered Intellectual Property”) and the Registered Intellectual Property is subsisting and to the Knowledge of the Company, where registered, valid and enforceable.  The Owned Intellectual Property is owned by the Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens.  The Company and its Subsidiaries own or have the right to use the Intellectual Property necessary for or material to the conduct of their business.

(b)           Except as set forth in Section 3.15(b) of the Company Disclosure Letter, (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, violate or misappropriate, and neither the Company nor any of its Subsidiaries has infringed, violated or misappropriated since December 1, 2014, any Intellectual Property of any other Person, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect, (ii) there is no pending or, to the Knowledge of the Company,  threatened Proceeding against the Company and its Subsidiaries alleging any such infringement, violation or misappropriation, and (iii) to the Knowledge of the Company, no Person is infringing, violating or misappropriating any Owned Intellectual Property that is material to the business of the Company and its Subsidiaries in any manner that would have a material effect on such business.

(c)           Except for actions or failure to take actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to maintain the (i) Registered Intellectual Property (other than applications) and (ii) secrecy of the Trade Secrets that are Owned Intellectual Property.

(d)           All IT Systems material to the business of the Company and its Subsidiaries are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use.  To the Knowledge of the Company, none of the IT Systems contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impeded the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(e)           Since December 1, 2014, the Company and its Subsidiaries (i) have not had a unplanned outage, security or other failure, unauthorized access or use, or other adverse integrity or security event affecting any of the IT Systems or (ii) have not had any Knowledge of any data security, information security, or other technological deficiency with respect to the IT Systems, in each case of (i) and (ii), that caused or causes or presented or presents a risk of disruption to the IT Systems or of unauthorized access to or disclosure of personally identifiable information that had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.16            Taxes.

(a)           Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all  Tax Returns

required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are true, complete and correct in all respects, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii)  all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (iv) no Taxes with respect to the Company or any of its Subsidiaries are under audit or examination by any Taxing Authority, (v) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open and (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(b)           During the two year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)           Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(d)           Neither the Company nor any of its Subsidiaries (i) is or has been during the past three years a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which the Company was the common parent, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) (A) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor or (B)  has waived any statute of limitations with respect to U.S. federal income or U.S. state income Taxes or agreed to any extension of time with respect to a U.S. federal income or U.S. state income Tax assessment or deficiency.

(e)           Neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five years.

(f)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

Section 3.17            Employee Benefit Plans.

(a)           Section 3.17(a) of the Company Disclosure Letter contains a correct and complete list identifying each material Employee Plan that the Company or any of its Subsidiaries sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former director, officer, employee or individual consultant (or any dependent or beneficiary thereof) of the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent material liability or obligation, but excluding Multiemployer Plans (the “Company Plan”).  For purposes of this Agreement, “Employee Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, including, but not limited to, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, welfare,  employee discount or free product, vacation, sick pay or paid time off agreements, arrangements, programs, plans or policies, and each other material benefit or compensation plan, program, policy, Contract, agreement or arrangement, whether written or unwritten.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been maintained, funded, administered and operated in accordance with its terms and in compliance with the requirements of applicable Law and (ii) neither the Company nor any of its Subsidiaries has incurred or is reasonably expected to incur or to be subject to any material Tax or other penalty under Section 4980B, 4980D or 4980H of the Code.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(e)           Except as set forth in Section 3.17(e) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).  Section 3.17(e) of the Company Disclosure Letter lists each Company Plan that is a plan subject to Title IV of ERISA.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Plan is in “at risk status” as defined in Section 430(i) of the Code and (ii) no Company Plan has any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived and (iii) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate thereof of incurring or being subject (whether primarily, jointly or secondarily) to a liability (whether actual or contingent) thereunder.

(f)            Except as set forth in Section 3.17(f) of the Company Disclosure Letter, no Company Plan provides post-employment or post-termination health or welfare benefits for any current or former employees or other service providers (or any dependent thereof) of the Company or any of its Subsidiaries, other than as required under Section 4980B of the Code or other applicable Law for which the covered Person pays the full cost of coverage.

(g)           Except as set forth in Section 3.17(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i)  result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation (including severance) due to any current or former director, officer, individual consultant or employee of the Company or any of its Subsidiaries, (ii) result in any forgiveness of indebtedness with respect to any current or former employee, director or officer, or individual consultant of the Company or any of its Subsidiaries, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s or any of its Subsidiaries’ rights to administer, amend or terminate any Company Plan or (iii) result in the acceleration or receipt of any payment or benefit (whether in cash or property or the vesting of property) by the Company or any of its Subsidiaries to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.

(h)           Except as set forth in Section 3.17(h) of the Company Disclosure Letter, each Company Plan or other plan, program, policy or arrangement that constitutes a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a)(i), to the extent then in effect, (i) was operated in material compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code or (B) guidance issued by the IRS thereunder (including IRS Notice 2005-1), to the extent applicable and effective (clauses (A) and (B), together, the “409A Authorities”), (ii) has been operated in material compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009 and (iii) has been in material documentary compliance with the 409A Authorities and the final Treasury Regulations issued thereunder since January 1, 2009.

Section 3.18            Employees; Labor Matters.

(a)           Except as set forth in Section 3.18(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement or other material Contract with any labor organization (each, a “Collective

Bargaining Agreement”), which each such Collective Bargaining Agreement is set forth on Section 3.18(a) of the Company Disclosure Letter, (ii) since December 1, 2014, no labor union, labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are, and since December 1, 2014 have been, no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by the Company or any of its Subsidiaries and (iii) except as would cause, individually or in the aggregate, a Company Material Adverse Effect, there are no ongoing or threatened union organization or decertification activities relating to employees of the Company or any of its Subsidiaries and no such activities have occurred since December 1, 2014.  Since December 1, 2014, there has not occurred or, to the Knowledge of the Company, been threatened any strike or any slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity, union organizing campaign, or labor dispute against or involving the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is, and since December 1, 2014 there has been, no  unfair labor practice complaint or grievance or other administrative or judicial complaint, charge, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any other Governmental Authority with respect to any present or former Employee or independent contractor of the Company or any of its Subsidiaries that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, immigration, and the collection and payment of withholding and/or social security Taxes.

Section 3.19            Environmental Matters.

(a)           Except as disclosed in Section 3.19(a) of the Company Disclosure Letter or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, since December 1, 2014, have been, in compliance with all applicable Environmental Laws and Environmental Permits, (ii) since December 1, 2014  (or any time with respect to unresolved matters), no notice of violation or other notice has been received by the Company or any of its Subsidiaries alleging any violation of, or liability arising out of, any Environmental Law, the substance of which has not been resolved, (iii) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law and (iv)  neither the Company nor any of its Subsidiaries has released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances, or owned or operated any real property contaminated by any Hazardous Substances, in each case that has resulted in an investigation or cleanup by, or liability of, the Company or any of its Subsidiaries.

Section 3.20            Material Contracts.

(a)           Section 3.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of each of the following types of Contracts to which the Company, any Company Sharing Company (to the extent applicable) or any of their respective Subsidiaries is a party, or by which any of their respective properties or assets is bound:

(i)            each Contract that, (A) limits or restricts the Company, any Company Sharing Company or any of their Subsidiaries from competing in any line of business or with any Person in any geographic region, (B) contains exclusivity obligations or restrictions binding on the Company, any Company Sharing Company or any of their respective Subsidiaries, (C) requires the Company, any Sharing Company or any of their respective Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (D) provides for rights of first refusal or offer or any similar requirement or right in favor of any third party in respect of a Minority Investment Entity, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(ii)           each Contract that is a joint venture, partnership, limited liability company or similar agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iii)          each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $10 million individually;

(iv)          each Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $5 million;

(v)           each Contract that is an acquisition agreement or a divestiture agreement or agreement for the sale, lease or license of any business or properties or assets of or by the Company (by merger, purchase or sale of assets or stock) entered into since December 31, 2014 or pursuant to which (A) the Company has any outstanding obligation to pay after the date of this Agreement consideration in excess of $5 million or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $5 million, excluding, in each case, (x) any Contract relating to Program Rights and (y) acquisitions or dispositions of supplies, inventory or products in connection with the conduct of the Company’s and its Subsidiaries’ business or of supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(vi)          each Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $5 million; in the aggregate

(vii)         any Contract relating to Program Rights under which it would reasonably be expected that the Company and its Subsidiaries would make annual payments in excess of $5 million per year;

(viii)        any network affiliation Contract or similar Contract;

(ix)          any Contract relating to cable or satellite transmission or retransmission with MVPDs that reported more than 50,000 paid subscribers to the Company, any Company Sharing Company or any of their respective Subsidiaries for March 2017 with respect to either (A) the Company’s WGN America cable service or (B) at least one Company Station;

(x)           any Contract that is a Sharing Agreement and any related option agreement (other than those among the Company and its Subsidiaries);

(xi)          any Contract that is a channel sharing agreement with a third party or parties with respect to the sharing of spectrum for the operation of two or more separately owned television stations;

(xii)         [reserved];

(xiii)        any material Contract with a Governmental Authority (other than as disclosed on Section 3.12 of the Company Disclosure Letter);

(xiv)        any material collective bargaining agreement or other material Contract with any labor organization;

(xv)         any Contract not terminable at will by the Company or its Subsidiary for the employment of any executive officer or individual employee at the vice president level or above on a full-time, part-time or consulting basis with base compensation in excess of $350,000;

(xvi)        any Contract (other than those for Program Rights)  pursuant to which the Company or any of its Subsidiaries has sold or traded commercial air time in consideration for property or services with a value in excess of $500,000 in lieu of or in addition to cash;

(xvii)       each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; and

(xviii)      any Contract not otherwise disclosed in Section 3.20 of the Company Disclosure Letter  (other than those for Program Rights)  under which as of December 31, 2016, it was reasonably expected that the Company and its Subsidiaries would receive or make payments of $3 million or more during calendar year 2017, except for those

Contracts that can be cancelled by any party thereto without cause on less than 90 days’ notice.

Each Contract of the type described in clauses (i) through (xviii) is referred to herein as a “Company Material Contract”.

(b)           Except for any Company Material Contract that has terminated or expired in accordance with its terms and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions.  Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Company Material Contract, is in violation of or in default under any provision of such Company Material Contract.  True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 3.21            Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of the Company are in full force and effect. All premiums due thereunder have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not reasonably be expected to have, individually or in the agreement, a Company Material Adverse Effect.

Section 3.22            MVPD Matters.  Section 3.22 of the Company Disclosure Letter contains, as of the date hereof, a list of all Company Station retransmission consent agreements with MVPDs that reported more than 50,000 paid subscribers to the Company, any Company Sharing Company or any of their respective Subsidiaries for March 2017 with respect to at least one Company Station. To the Knowledge of the Company, the Company, the Company Sharing Company or their applicable respective Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 50,000 paid U.S. pay television subscribers in any of the Company Stations’ Markets.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 1, 2014 and until the date hereof, (a) no such MVPD has provided written notice to the Company, any Company Sharing Company, any Subsidiary of the Company or any Subsidiary of a Company Sharing Company of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of the Company, sought any form of relief from carriage of a Company Station from the FCC, (b) neither the Company, any Company Sharing Company nor any of their respective Subsidiaries has received any written notice from any such MVPD of such MVPD’s intention to delete a Company Station from carriage or to change such Company Station’s channel position and (c) neither the Company, any Company

Sharing Company nor any of their respective Subsidiaries has received written notice of a petition seeking FCC modification of any Market in which a Company Station is located.

Section 3.23            Finders’ Fee, etc.  Except for Moelis & Company (“Moelis”) and Guggenheim Securities, LLC (“Guggenheim”), there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and the agreements with respect to such engagements have previously been made available to Parent.

Section 3.24            Opinions of Financial Advisors.  The Company Board has received (a) the opinion of Moelis to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Stock in the Merger is fair, from a financial point of view to such holders (other than certain excluded holders) and (b) the opinion of Guggenheim to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Stock (other than Parent and its Affiliates).  The Company will, following the execution of this Agreement, make available to Parent, solely for informational purposes, a signed copy of each such opinion.

Section 3.25            Antitakeover Statutes.  Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.15, (a) the Company Board has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby, including the Company Voting Agreement, from Section 203 of the DGCL and (b) to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 3.26            Company Programming Service.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Person with more than 25,000 subscribers, in the aggregate, to delete a Company Programming Service from carriage or to change the Company Programming Service’s channel position or tier placement.

Section 3.27            No Additional Representations; Limitation on Warranties.  Except for the representations and warranties expressly made by the Company in this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing.  The Company has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of Parent and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent for such purposes.  In entering into this Agreement, except as expressly provided herein, the Company has relied solely upon its independent investigation and analysis of Parent and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.5, (a) except as disclosed in the Parent SEC Documents publicly filed after December 1, 2014; provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Parent SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or the Merger Sub contained in this Agreement, it being agreed that this clause (a) shall not be applicable to Section 4.2 or Section 4.5, and (b) except as set forth in the Parent Disclosure Letter, Parent represents and warrants to the Company that:

Section 4.1              Corporate Existence and Power.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  At the time of its incorporation, Merger Sub will be a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.    Parent has, and at the time of its incorporation, Merger Sub will have, all corporate power and authority to carry on its business as now conducted (in the case of Parent) and as conducted at the time of the execution and delivery of the Joinder Agreement (in the case of Merger Sub) and Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as now conducted, except where any failure to have such power or authority or to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Prior to the date of this Agreement, Parent has delivered or made available to the Company true and complete copies of the organizational documents of Parent as in effect on the date of this Agreement. Prior to the date of the incorporation of Merger Sub, Parent will deliver to the Company true and complete copies of the forms of organizational documents that will be the organizational documents of Merger Sub at the time of its incorporation.

Section 4.2              Corporate Authorization.  Parent has, and at the time of its incorporation, Merger Sub will  have, all requisite corporate power and authority to execute and deliver this Agreement (in the case of Merger Sub, by executing and delivering the Joinder Agreement), to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement (in the case of Merger Sub, by executing and delivering the Joinder Agreement) by Parent and Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been (in the case of Parent) or will have been upon the execution and delivery of the Joinder Agreement (in the case of Merger Sub) duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  No other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement (in the case of Merger Sub, by the execution and delivery of the Joinder Agreement), the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby.  This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and, upon the execution and delivery of the Joinder Agreement by Merger Sub, will constitute a valid and binding obligation of Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, the Parent Board has, and, upon the execution and delivery of the Joinder Agreement by Merger Sub, the board of director of Merger Sub will have, approved and declared advisable this Agreement and the transactions contemplated hereby.  Upon the execution and delivery of the Joinder Agreement by Merger Sub, Parent, as the sole stockholder of Merger Sub, will have approved and adopted this Agreement and the transactions contemplated hereby. The Parent Board, at a meeting duly called and held, has duly and unanimously adopted resolutions that have not been withdrawn or amended that (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger and the Parent Share Issuance, are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders and declared it advisable for Parent to enter into this Agreement and perform its obligations hereunder and (iii) approved the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Share Issuance, upon the terms and subject to the conditions contained herein.

Section 4.3              Governmental Authorization.  The execution and delivery of this Agreement by Parent and Merger Sub (in the case of Merger Sub, by the execution and delivery of the Joinder Agreement) and the performance of their obligations hereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of NASDAQ, (e) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports or informational filings required in connection therewith under the Communications Act and the FCC Rules and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4              Non-Contravention.  The execution and delivery of this Agreement by Parent and Merger Sub (in the case of Merger Sub, by the execution and delivery of the Joinder Agreement) and the performance of their obligations hereunder do not and will not, assuming the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of Parent or Merger Sub, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any Contract to which Parent or any of its Subsidiaries is party or which is binding upon Parent or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5              Capitalization.

(a)           The authorized capital stock of Parent consists of (x) 500 million shares of Parent Common Stock (which amount includes shares of restricted Parent Common Stock), (y) 140 million shares of Parent Class B Stock, and (z) and 50 million shares of Parent Preferred Stock.  As of the close of business on May 4, 2017 (the “Parent Capitalization Date”), there were issued and outstanding (i) 76,973,826 shares of Parent Common Stock  (which amount includes shares of restricted Parent Common Stock), (ii) 25,670,684 shares of Parent Class B Stock, (iii) 0 shares of Parent Preferred Stock, (iv) 375,000 shares of Parent Common Stock were subject to compensatory options to purchase shares of Parent Common Stock (the “Parent Stock Options”) and (v) 2,610,000 shares of Parent Common Stock were subject to stock appreciation rights with respect to Parent Common Stock (the “Parent SARs”).

(b)           Except as set forth in Section 4.5(a) or upon the exercise of Parent Stock Options and the exercise and settlement of Parent SARs, in each case that were outstanding on the Parent Capitalization Date, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii)  options or other rights or agreements, commitments or understandings to acquire from Parent, or other obligation of Parent to issue, any shares of capital stock or other voting securities of or other ownership interests in Parent, or securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”).

(c)           There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.  Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities.  All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable, free of preemptive rights and have been issued in compliance with applicable securities Laws.  No Subsidiary of Parent owns any shares of capital stock of Parent or any Parent Securities.  There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(d)           The shares of Parent Common Stock to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and free of preemptive rights and have been issued in compliance with all applicable securities Laws.

(e)           With respect to Merger Sub (i) since its date of incorporation, Merger Sub will have not carried on any business or conducted any operations other than the execution of the Joinder Agreement, the performance of its obligations hereunder and matters ancillary thereto and (ii) the authorized capital stock of Merger Sub will consists of 100 shares of common stock, $0.01 par value per share, all of which will have been duly authorized and validly issued, fully paid and nonassessable and owned directly or indirectly by Parent free and clear of any Lien.

Section 4.6              Subsidiaries.

(a)           Each Subsidiary of Parent and, to the Knowledge of Parent, each Parent Minority Investment Entity, is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary or Parent Minority Investment Entity, as applicable, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each Subsidiary of Parent and, to the Knowledge of Parent, each Parent Minority Investment Entity, has all corporate, limited liability company or comparable powers required to carry on its business as now conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Each such Subsidiary and, to the Knowledge of Parent, each Parent Minority Investment Entity, is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of Parent and, to the Knowledge of Parent, each Parent Minority Investment Entity, are owned by Parent (and with respect to each Parent Minority Investment Entity, to the extent of Parent’s interest therein), directly or indirectly, free and clear of any Lien.  Each Subsidiary is directly or indirectly wholly owned by Parent.  There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent, (ii)  options or other rights or agreements, commitments or understandings to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of Parent (the items in clauses (i)

through (iii) being referred to collectively as the “Parent Subsidiary Securities”).  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

Section 4.7              SEC Filings and the Sarbanes-Oxley Act.

(a)           Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, forms and documents required to be filed or furnished, as the case may be, by Parent since December 1, 2014 (collectively, the “Parent SEC Documents”).As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           Parent has established and maintains controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) in compliance in all material respects with Rule 13a-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since December 1, 2014, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting.

Section 4.8              Financial Statements.  The consolidated financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of the unaudited statements for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries. From December 31, 2016 to the date of this Agreement, there has not been any material change in the accounting methods used by Parent.

Section 4.9              Financing.

(a)           On or prior to the date of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (with only the fee amount, economic flex and certain other economic terms redacted in a customary manner (none of which could reasonably be expected to adversely affect conditionality, enforceability or termination provisions of the Commitment Letters or reduce the aggregate principal amount of the Financing)), dated as of the date of this Agreement, by and among J.P. Morgan Chase Bank, N.A., Royal Bank of Canada, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Parent and STG providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Bank Commitment Letter”) and a true, complete and correct copy of the fully executed bridge commitment letter, together with any related fee letters (with only the fee amount, economic flex and certain other economic terms redacted in a customary manner (none of which could reasonably be expected to adversely affect conditionality, enforceability or termination provisions of the Commitment Letters or reduce the aggregate principal amount of the Financing)), dated as of the date of this Agreement, by and among J.P. Morgan Chase Bank, N.A., Royal Bank of Canada, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc. , Parent and STG providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Bridge Commitment Letter,” and, together with the Bank Commitment Letter, the “Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth therein, each of J.P. Morgan Chase Bank, N.A., Royal Bank of Canada and Deutsche Bank AG New York Branch has agreed, severally but not jointly, to lend the amounts set forth therein, for the purpose of, among other things, paying the aggregate Cash Consideration.  As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable in accordance with their terms, in each case, subject to the Enforceability Exceptions.  There are no conditions precedent related to the funding of the full amount of the Financing, other than the conditions precedent set forth in the Commitment Letters (such conditions precedent, the “Financing Conditions”).

(b)           As of the date of this Agreement, the Commitment Letters have not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Parent or, to the Knowledge of Parent, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the Knowledge of Parent, any other party thereto, other than mandatory reductions expressly contemplated thereby.  As of the date of this Agreement, assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing will not be available to Parent on the Closing Date.

(c)           As of the date of this Agreement, Parent is not in default or breach under the terms and conditions of the Commitment Letters.  As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to funding of the full amount of the Financing to which Parent or any of its Affiliates is a party that would be reasonably likely to affect the Financing in any respect, other than those set forth in the Commitment Letters.  Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letters to be paid on or prior to the date of this Agreement.

(d)           Assuming that (i) the parties to the Commitment Letters (other than Parent or Merger Sub) perform their obligations in accordance with the terms of the Commitment Letters and (ii) the satisfaction or waiver of the condition set forth in Section 8.2(a) hereof, Parent will have at and as of the Closing Date sufficient available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the aggregate Cash Consideration, and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Merger. As of the date of this Agreement, Parent has no reason to believe that the representation contained in the immediately preceding sentence will not be true at and as of the Closing Date. In no event shall the receipt or availability of any funds or financing (including the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 4.10            Information Supplied.  The information relating to Parent and its Subsidiaries to be contained in, or incorporated by reference in, the Registration Statement, in which the Proxy Statement will be included, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date the Registration Statement is filed with the SEC or declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Registration Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing provisions of this Section 4.10, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of Parent for use therein.

Section 4.11            Absence of Certain Changes.

(a)           From December 31, 2016 through the date of this Agreement, there has not been any effect, change, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           From December 31, 2016 through the date of this Agreement, except as for events giving rise to and the discussion and negotiation of this Agreement, (i) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (ii) there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of, or require consent of the Company under clauses (a), (b) or (d) of Section 6.1.

Section 4.12            No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of Parent (including the notes thereto),  other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since December 31, 2016, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.13            Compliance with Laws and Court Orders; Governmental Authorizations.

(a)           Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are and have been since December 1, 2014 in compliance with all Laws and Orders applicable to Parent or any of its Subsidiaries, and to the Knowledge of Parent, are not under investigation by any Governmental Authority with respect to any violation of any applicable Law or Order.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) Parent and its Subsidiaries are and have been since December 1, 2014, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (iii) since December 1, 2014, neither Parent nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

(c)           Parent or one of its Subsidiaries, as the case may be, are the holders of the Parent Station Licenses, which constitute all of the Parent FCC Licenses material to the operation of the Parent Stations.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Station Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries (i) operate, and since December 1, 2014 have operated, each Parent Station in compliance with the Communications Act and the FCC Rules and the applicable Parent Station Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Parent Station Licenses (which registrations and reports were accurate in all material respects as of the time such registrations and reports were filed), (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Parent Station and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Parent Station Licenses or construction permits issued to modify the Parent Station Licenses to the extent required to be completed as of the date hereof.

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the Knowledge of Parent, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Parent Stations, other than proceedings affecting broadcast stations generally and (ii) neither Parent nor any of its Subsidiaries, nor any of the Parent Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Parent Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement.

(f)            There is not (i) pending, or, to the Knowledge of Parent, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Parent Station License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Parent Stations, Parent or any of its Subsidiaries with respect to the Parent Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Parent Station Licenses.

Section 4.14            Litigation.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no (a) Proceeding or investigation pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries, (b) Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries before any Governmental Authority or (c) Orders against Parent or any of its Subsidiaries or any of their respective properties.

Section 4.15            Share Ownership.  None of Parent, Merger Sub or any of their respective Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.

Section 4.16            Properties.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent or its Subsidiaries have good and marketable title to all material real properties owned by Parent or any of its Subsidiaries, free and clear of all Liens (other than Permitted Liens) (the “Parent Owned Real Property”) and (ii) there are no existing, pending, or to the Knowledge of Parent, threatened condemnation, eminent domain or similar proceedings affecting any of the Parent Owned Real Property.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent or one of its Subsidiaries has valid leasehold title to each real property subject to a material lease, sublease or other occupancy to which Parent or any of its Subsidiaries is a party as tenant for real property (the “Parent Real Property Leases”), sufficient to allow each of Parent and its Subsidiaries to conduct their business as currently conducted, (ii) each Parent Real Property Lease under which Parent or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (iii) neither Parent nor any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Parent Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Parent Real Property Lease.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute real property or Intellectual Property (i) has valid title to all such properties, assets and other rights reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use all of such properties, assets and other rights (in each case except for Permitted Liens).

Section 4.17            Intellectual Property.

(a)           The Parent Owned Intellectual Property is owned by Parent and its Subsidiaries free and clear of all Liens, except for Permitted Liens.  Parent and its Subsidiaries own or have the right to use the Intellectual Property necessary for or material to the conduct of their business.  All of the Marks, Copyrights and Patents that are registered, issued or subject to an application for registration or issuance that are owned by Parent or any of its Subsidiaries and are material to the conduct of the business of Parent and its Subsidiaries (collectively, the “Parent Registered Intellectual Property”) is subsisting and, to the Knowledge of Parent, where registered, valid and enforceable.

(b)           (i) To the Knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, violate or misappropriate, and neither Parent nor any of its Subsidiaries has infringed, violated or misappropriated since December 1, 2014, any Intellectual Property of any other Person , except, in each case, as would not reasonably be expected to have a Parent Material Adverse Effect, (ii) there is no pending or, to the Knowledge of Parent, threatened Proceeding against Parent or any of its Subsidiaries (alleging any such infringement, violation or misappropriation) and (iii) to the Knowledge of Parent, no Person is infringing, violating or misappropriating any material Parent Owned Intellectual Property in any material respect.

(c)           Except for actions or failure to take actions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken commercially reasonable actions to maintain the (i) Parent Registered Intellectual Property(other than applications)  and (ii) secrecy of the Trade Secrets that are Parent Owned Intellectual Property.

(d)           All Parent IT Systems material to the business of Parent and its Subsidiaries are in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use.  To the Knowledge of Parent, none of the Parent IT Systems contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impeded the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(e)           Since December 1, 2014, Parent and its Subsidiaries (i) have not had a unplanned outage, security or other failure, unauthorized access or use, or other adverse integrity or security event affecting any of the Parent IT Systems or (ii) have not had any Knowledge of any data security, information security, or other technological deficiency with respect to the Parent IT Systems, in each case of (i) and (ii), that caused or causes or presented or presents a risk of disruption to the Parent IT Systems or of unauthorized access to or disclosure of personally identifiable information that had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.18            Taxes.

(a)           Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Tax Returns required to be filed by, on behalf of or with respect to Parent or any of its Subsidiaries have been duly and timely filed and are true, complete and correct in all respects, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by Parent or any of its Subsidiaries have been duly and timely paid, (iii) all Taxes required to be withheld by Parent or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (iv) except as set forth on Section 4.18(a)(iv) of the Parent Disclosure Letter, no Taxes with respect to Parent or any of its Subsidiaries are under audit or examination by any Taxing Authority, (v) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against Parent or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open and (vi) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Liens.

(b)           During the two year period ending on the date of this Agreement, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c)           Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between Parent and/or any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(d)                                 Except as set forth on Section 4.18(d) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries (i) is or has been during the past three years a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than Parent and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which Parent was the common parent,  except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) has any material liability for Taxes of any Person (other than Parent or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor.

(e)                                  Neither Parent nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five years.

(f)                                   Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

Section 4.19                                   Employee Benefit Plans.

(a)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Employee Plan that Parent or any of its Subsidiaries sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former employee of Parent or any of its Subsidiaries (a “Parent Plan”) has been maintained, funded, administered and operated in accordance with its terms and in compliance with the requirements of applicable Law.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, other than routine claims for benefits, there are no pending or, to the Knowledge of Parent, threatened Proceedings by or on behalf of any participant in any Parent Plan, or otherwise involving any Parent Plan or the assets of any Parent Plan.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of Parent, no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Parent Plan or the exempt status of any such trust.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) no Parent Plan is in “at risk status” as defined in Section 430(i) of the Code, (ii) no Parent Plan has any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (iii) to the Knowledge of Parent, no liability under Title IV of ERISA has been incurred by Parent thereof that has not been satisfied in full, and, to the Knowledge of Parent, no condition exists that presents a risk to Parent thereof of incurring or being subject (whether primarily, jointly or secondarily) to a liability thereunder and (iv) Parent has not incurred any material withdrawal liability under Section 4201 of ERISA.

(e)                                  The consummation of the transactions contemplated hereby, in and of themselves, will not, (i) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation (including severance) due to any director, officer or employee of Parent or any of its Subsidiaries, (ii) result in any forgiveness of indebtedness with respect to any current or former employee, director or officer, individual consultant of Parent or any of its Subsidiaries, trigger any funding obligation under any Parent Plan or impose any restrictions or limitations on Parent’s rights to administer, amend or terminate any Parent Plan.  Neither Parent nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.

Section 4.20                             Employees; Labor Matters.

(a)                                 Except as would not reasonably be expected to have, individual or in the aggregate, a Parent Material Adverse Effect, there is no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by Parent or any of its Subsidiaries.  Since December 31, 2014, there has not occurred or, to the Knowledge of Parent, been threatened any strike or any material slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing activity with respect to employees of Parent or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the Knowledge of Parent, there has been no unfair labor practice complaint or grievance or other administrative or judicial complaint, charge, action or investigation pending or threatened in writing against Parent or any of its Subsidiaries by or before the National Labor Relations Board or any other Governmental Authority with respect to any present or former employee or independent contractor of Parent or any of its Subsidiaries that had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, immigration, and the collection and payment of withholding and/or social security Taxes.

Section 4.21                             Environmental Matters.

(a)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are and, since December 1, 2014 (or any time with respect to unresolved matters), have been, in compliance with all applicable Environmental Laws and Environmental Permits, (ii) since December 1, 2014, no notice of violation or other notice has been received by Parent or any of its Subsidiaries alleging any violation of, or liability arising out of, any Environmental Law, the substance of which has not been resolved, (iii) no Proceeding is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries under any Environmental Law and (iv)  neither Parent nor any of its Subsidiaries has released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Substances, or owned or operated any real property contaminated by any Hazardous Substances, in each case that has resulted in an investigation or cleanup by, or liability of, Parent or any of its Subsidiaries.

Section 4.22                             Material Contracts.

(a)                                 As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract that would be required to be filed by Parent as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act other than such Contracts that have been filed or incorporated by reference in the Parent SEC Documents. Each Contract (i) of the type described in this Section 4.22(a) to which Parent or any of its Subsidiaries is a party or (ii) filed as an exhibit or incorporated by reference to the Parent SEC Documents is referred to as a “Parent Material Contract.”

(b)                                 Except for any Parent Material Contract that has terminated or expired in accordance with its terms and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is valid and binding and in full force and effect and, to the Knowledge of Parent, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions.  Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent any other party to a Parent Material Contract, is in violation of or in default under any provision of such Parent Material Contract.

Section 4.23                             Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of Parent are in full force and effect. All premiums due thereunder have been paid and Parent and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.  As of the date hereof, neither Parent nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not reasonably be expected to have, individually or in the agreement, a Parent Material Adverse Effect.

Section 4.24                             MVPD Matters.  To the Knowledge of the Parent, Parent or its applicable Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 50,000 paid U.S. pay television subscribers in any of the Parent Stations’ Markets. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since December 1, 2014 and until the date hereof, (a) no such MVPD has provided written notice to Parent or any Subsidiary of Parent of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Parent, sought any form of relief from carriage of a Parent Station from the FCC, (b) neither Parent nor any Subsidiary of Parent has received any written notice from any such MVPD of such MVPD’s intention to delete a Parent Station from carriage or to change such Parent Station’s channel position and (c) neither Parent nor any Subsidiary of Parent has received written notice of a petition seeking FCC modification of any Market in which a Parent Station is located.

Section 4.25                             No Additional Representations; Limitation on Warranties.  Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV, neither Merger Sub nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent or any Representative of Parent, including in any “data rooms” or management presentations or the accuracy or completeness of any of the foregoing.  Parent has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and technology of the Company and acknowledges that Parent has been provided access to personnel, properties, premises and records of the Company for such purposes.  In entering into this Agreement, except as expressly provided herein, Parent has relied solely upon its independent investigation and analysis of the Company and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1            Conduct of the Company.  From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practices and use reasonable best efforts to cause each of the Company Sharing Companies and their respective Subsidiaries to conduct its business in the ordinary course of business consistent with past practices, (ii) use reasonable best efforts to maintain the Company Station Licenses and the rights of it, the Company Sharing Companies and their respective Subsidiaries thereunder and (iii) use its reasonable best efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties.  Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)                                 amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned Subsidiary of the Company that would not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b)                                 (i) other than (x) dividends and other distributions by a direct or indirect Subsidiary of the Company to the Company or any direct or indirect wholly owned Subsidiary of the Company or (y) quarterly dividends made by Company in an amount not to exceed $0.25 per share per quarter (with record and payment dates consistent with the record and payment dates applicable to the applicable quarterly cash dividend in the year prior to the date hereof), declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its capital stock or other Company Securities or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of the Company or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between the Company and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of the Company and another wholly owned Subsidiary of the Company, (B) redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Company Stock Options with Company Stock and to satisfy Tax withholding obligations in connection with the exercise of Company Stock Options or Company Warrants or the vesting or settlement of Company RSUs, Company PSUs (including Company Supplemental PSUs) and Company DSUs, that are outstanding on the date of this Agreement or subsequently granted to the extent permitted by the terms of this Agreement, in each case in accordance with the applicable terms thereof, and (C) acquisitions of shares of Class A Stock as a result of the conversion of shares of Class B Stock into shares of Class A Stock or shares of Class B Stock as a result of the conversion of shares of Class A Stock into shares of Class B Stock;

(c)                                  (i) issue, deliver, pledge, sell, or otherwise encumber to any Lien (other than a Permitted Lien) or authorize the issuance, delivery, sale, or encumbrance to any Lien (other than a Permitted Lien) of any shares of any Company Securities or Company Subsidiary Securities other than (w) the issuance of any shares of Company Stock upon the exercise of Company Stock Options or Company Warrants or the settlement of Company RSUs, Company PSUs (including Company Supplemental PSUs) and Company DSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement, (x) if required by an employment agreement with an Employee that is then in effect, and provided or made available to Parent prior to the date hereof or approved by Parent under this Section 5.1, (y) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company and (z) issuances pursuant to the conversion of shares of Class A Stock into shares of Class B Stock or shares of Class B Stock into shares of Class A Stock or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise); provided, in each case, that the Company shall not make any grants, awards or issuances to the extent that such grants, awards or issuances would cause the Company or any of its Subsidiaries to be in violation of the Communications Act or the FCC Rules;

(d)                                 make or commit to any capital expenditures in excess of $500,000 individually or $2.5 million in the aggregate, except pursuant to the Company’s 2017 planned capital expenditures budget of $86 million;

(e)                                  make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof with a value or purchase price (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) in excess of $2.5 million in the aggregate, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement that were publicly announced prior to the date of this Agreement or otherwise made available to Parent prior to the date hereof and (ii) purchases of assets in the ordinary course of business (for the avoidance of doubt, “ordinary course of business” shall include acquisitions of programing and broadcast rights but shall not include acquisitions of broadcast television stations);

(f)                                   sell, assign, license, lease, transfer, abandon or otherwise dispose of, or create any Lien on (other than any Permitted Lien), or otherwise dispose of , any of the Company’s or its Subsidiaries’ assets, other than (i) such sales, assignments, licenses, leases, transfers, Liens or other dispositions that are in the ordinary course of business and are not material to the business of the Company and its Subsidiaries, (ii) as listed on Section 5.1(f) of the Company Disclosure Letter or (iii) to comply with, and in accordance with, Section 7.1;

(g)                                  incur any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness and borrowings in the ordinary course of business consistent with past practice under the Company’s existing revolving credit facility;

(h)                                 make any loans, advances or capital contributions to, or investments in, any Person, other than the Company or its wholly owned Subsidiaries and ordinary course advancements and reimbursements to Employees;

(i)                                     other than in the ordinary course of business consistent with past practices (including renewals consistent with the terms thereof), (w) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract, (x) enter into any Contract that would constitute a Company Material Contract if in effect on the date hereof, (y) waive, release or assign any material rights, claims or benefits, or grant any material consent, under any Company Material Contract, and (z) consent to the termination of the Company’s (or of the applicable Subsidiary’s) rights thereunder, except for the termination of any Company Material Contract pursuant to the terms thereof; provided, that, in no event shall the Company take any action covered by this subsection (including in the ordinary course of business consistent with past practices, and including renewals consistent with the terms thereof) (i) with respect to any Company Material Contract (A) relating to cable or satellite transmission or retransmission with MVPDs, (B) that is or would be a network affiliation agreement, (C) that relates to the receiving or obtaining of Programming Rights by the Company or any of its Subsidiaries, or (D) that is or would be a Company Sharing Agreement.;)

(j)                                    except as required by applicable Law or except as required by the existing terms of any Company Plan or a Collective Bargaining Agreement in effect on the date hereof:  (i) grant or increase any change-in-control, severance, retention, or termination pay to any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries, or enter into or amend any employment, change-in-control, severance, retention or termination agreement with any such individual, (ii) establish, adopt, amend or terminate any Company Plan (including any plan, agreement or arrangement that would be a Company Plan if in effect on the date hereof), including establishing, adopting or amending any incentive or bonus plan or program relating to performance periods beginning on or after the date hereof, (iii) establish, adopt, amend or terminate any collective bargaining agreement, (iv) take any action to accelerate the vesting or payment, or fund or secure the payment, of compensation (including any equity-based compensation) or benefits under a Company Plan, (v) loan or advance any money or any other property to any current or former director, officer, employee, or independent contractor of the Company or any Subsidiary if not permitted by Section 5.1(h), (vi) grant any increase in compensation, bonus or other payments or benefits payable to any officer, director, employee or independent consultant of the Company or any of its Subsidiaries, except for (A) increases in base salaries or wages of less than 3.5% of base salary or wages on an individual basis that are made in the ordinary course consistent with past practice to any current employee, officer or director with an annual base salary of less than $200,000 or (B) increases in compensation, bonus or other payments or benefits in connection with a promotion or increase in responsibilities consistent with past practices or (vii) hire (or terminate other than for cause) any employees with an aggregate annual base compensation above $200,000;

(k)                                 materially change the Company’s methods, principles or practices of financial accounting or annual accounting period, except as required by GAAP, Regulation S-X of the Exchange Act (or any interpretation thereof), or by any Governmental Authority or applicable Law;

(l)                                     (i) materially change any method of Tax accounting, (ii) make or change any material election with respect to Taxes, (iii) amend any federal income Tax Return in a manner that would materially increase the Taxes of the Company and its Subsidiaries, (iv) settle, or offer, propose or agree to settle, any claim or deficiency in respect of Taxes in excess of $1,000,000, excluding for these purposes any agreement or settlement relating to a Tax item to the extent that such agreement or settlement does not exceed the reserves for such Tax item as reflected on the Company Balance Sheet, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, (vi) surrender any right to a material refund of Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for a material amount of income Taxes except in the ordinary course of business consistent with past practice or (viii) fail to timely pay any material Tax or file any material Tax Return when due;

(m)                             adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material Subsidiary of the Company;

(n)                                 modify or accede to the modification of any of the Company Station Licenses if doing so is reasonably likely to be materially adverse to the interests of Parent and its Subsidiaries after giving effect to the Merger in the operation of television broadcast stations or fail to provide Parent with a copy of (and a reasonable opportunity to review and comment on) any application for the modification of any of the Company Station Licenses reasonably in advance of filing with the FCC, except, in each case, as required by Law or as required in connection with the broadcast incentive auction, reassignment and repack conducted by the FCC pursuant to Section 4603 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 112- 96, §6403, 126 Stat. 156, 225-230 (2012)) (the “Incentive Auction & Repack”);

(o)                                 apply to the FCC for any construction permit that would restrict in any material respect the Company Stations’ operations or make any material change in the assets of the Company Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Company Stations’ signals within their respective service areas as of the date hereof, except, in each case as required by Law or as required in connection with the Incentive Auction & Repack;

(p)                                 settle, offer or propose to settle any Proceeding involving or against the Company, any Company Sharing Company or any of their respective Subsidiaries in excess of $2 million (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company) or otherwise discharge, settle or satisfy any Proceeding which discharge, settlement or satisfaction would reasonably be expected to materially limit or restrict the operation of the business of the Company, any Company Sharing Company or any of their respective Subsidiaries (and after the Closing, Parent or any of its Subsidiaries);

(q)                                 fail to timely make any retransmission consent election with any MVPDs that reported more than 50,000 paid subscribers to the Company or any of its Subsidiaries for March 2017 located in or serving the Company Stations’ Markets; or

(r)                                    agree, resolve or commit to do any of the foregoing.

Parent and Merger Sub acknowledge and agree that:  (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 5.2                                    Cubs Tax Dispute.  Notwithstanding anything to the contrary contained herein, the Company shall (a) use commercially reasonable efforts to conduct the Cubs Tax Dispute actively and diligently, (b) keep Parent reasonably informed of all substantive developments and events relating to the Cubs Tax Dispute (including by promptly forwarding copies to Parent of any correspondence or other materials sent to or received from the IRS with respect thereto), (c) provide Parent (and/or Parent’s designated counsel or advisors) with an opportunity to review and comment on any substantive written filings or materials (including any correspondence) prepared by or on behalf of the Company in connection with the Cubs Tax Dispute, reasonably in advance of the submission of such filings or materials, (d) afford Parent (and/or Parent’s designated counsel or advisors) the opportunity to participate as an observer in substantive discussions and meetings (including discussions regarding possible settlement) with the IRS or any court and (e) reasonably consult with Parent in connection with the prosecution and defense of the Cubs Tax Dispute; provided, however, that Parent’s rights under this Section 5.2 shall not be permitted to unduly delay or impede the Company from complying with any deadline or judicial order imposed with respect to the Cubs Tax Dispute.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1            Conduct of Parent.  From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to (i) conduct its business in all material respects in the ordinary course of business consistent with past practices and (ii) use its reasonable best efforts to maintain the Parent Station Licenses and the rights of it and its Subsidiaries thereunder.  Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the date of termination of this Agreement in accordance with Article IX, except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a)                                 amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned Subsidiary of Parent that would not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b)                                 (i) other than (x) dividends and other distributions by a direct or indirect Subsidiary of the Parent to Parent or any direct or indirect wholly owned Subsidiary of Parent or (y) regular quarterly cash dividends in respect of the Parent Common Stock and the Parent Class B Stock in an amount not to exceed $0.18 per share paid in the ordinary course (with record and payment dates consistent with the record and payment dates applicable to the applicable quarterly cash dividend in the year prior to the date hereof), declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify the shares of Parent Common Stock or Parent Class B Stock or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of Parent Common Stock or Parent Class B Stock (other than the issuance of shares of Parent Common Stock upon conversion of shares of Parent Class B Stock) or (iii) purchase, redeem or otherwise acquire any shares of shares of Parent Common Stock or Parent Class B Stock, except, in the case of this clause (iii), for (A)

redemptions, repurchases or acquisitions in connection with the exercise, vesting or settlement of Parent Equity Awards, and (B) acquisitions of shares of Parent Class B Stock as a result of the conversion of shares of Parent Class B Stock into shares of Parent Common Stock;

(c)                                  issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Parent Securities, other than (u) issuances of up to 24,630,493 shares of Parent Common Stock (other than any issuance that would reasonably be expected to delay the consummation of the Merger); (v) the issuance of any shares of Parent Common Stock in connection with the Merger, (w) the issuance of shares of Parent Common Stock upon conversion Parent Class B Stock, and (x) the issuance of any shares of Parent Common Stock  upon the exercise of stock options granted by Parent or vesting, payment and/or settlement of any other Parent Equity Awards that, in each case, are (A) outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement or (B) granted following the date hereof in accordance with clause (z) below, (y) if required by an employment agreement with an employee of Parent or its Subsidiaries that is then in effect, and (z) the granting of Parent Equity Awards in the ordinary course of business;

(d)                                 make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof that would reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger, except for any acquisition (whether by merger, consolidation or acquisition of stock or assets) that was publicly announced prior to the date of this Agreement;

(e)                                  adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of Parent or any material Subsidiary of Parent;

(f)                                   incur any indebtedness for borrowed money or guarantees thereof, other than intercompany indebtedness or as would not reasonably be expected to have an adverse impact on or delay the Financing; or

(g)                                  agree, resolve or commit to do any of the foregoing.

The Company acknowledges and agrees that:  (i) nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Closing, (ii) prior to the Closing, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 6.2            Obligations of Merger Sub.  Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.3            Director and Officer Indemnification.

(a)                                 For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director, or other fiduciary of the Company or any of its Subsidiaries or of any Person if such service was at the request of or for the benefit of the Company or any of its Subsidiaries, to the fullest extent permitted by Law and as provided in their respective certificates of incorporation, bylaws (or comparable organizational documents) or any indemnification agreement as in effect on the date of this Agreement and made available by the Company to Parent prior to the date of this Agreement.  All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in effect as of the date of this Agreement in favor of the Company Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof.  Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.3, the provisions of this Section 6.3 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.  No Company Indemnified Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim in respect of which indemnification has been sought by such Company Indemnified Party hereunder without the prior written consent of Parent not to be unreasonably withheld or delayed.

(b)                                 For a period of not less than six years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses no less favorable to the Company Indemnified Parties than in effect as of immediately prior to the Effective Time, and, during such six year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law.

(c)                                  Parent shall or shall cause the Surviving Corporation to either (i) continue to maintain in effect for a period of no less than six years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six-year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year (the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, the Company may purchase the most advantageous policy available for an amount not to exceed the Premium Cap.  At the Company’s option, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.3(c); provided that the aggregate premium for such policies shall not exceed the Premium Cap; provided, further, that if the amount of annual premiums necessary to maintain or procure such insurance coverage exceeds the Premium Cap, the Company may procure and maintain for such six-year period the most advantageous policy available for an annual premium equal to the Premium Cap.  In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(d)                                 In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.3.

(e)                                  The provisions of this Section 6.3 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.4                                          Employee Matters.

(a)                                 For a period beginning on the Closing Date and continuing thereafter for twelve months or if shorter, the period of employment of the relevant Employee (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, each Employee (excluding any Employees represented by labor unions and/or covered by the Collective Bargaining Agreements) as of immediately prior to the Effective Time who continues employment with Parent or any of its Subsidiaries, including the Surviving Corporation, following the Closing (the “Continuing Employees”), with (i) base salary or other base cash compensation that are at least the same as, in the aggregate, the base salary or other base cash compensation that were provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term annual cash incentive compensation opportunities (other than equity or equity-based compensation) that are no less favorable than the short-term annual cash incentive compensation opportunities (other than equity or equity-based compensation) that were provided to such Continuing Employee immediately prior to the Effective Time and (iii) employee benefits (including, but not limited to, any severance, retention and any other termination pay and benefits plans, practices and policies applicable to each Continuing Employee) that are substantially comparable in the aggregate to those employee benefits as are provided to similarly situated employees of Parent or its Subsidiaries immediately prior to the Effective Time.  Notwithstanding the foregoing and except as provided for in Section 6.4(c), (x) Parent shall cause to be maintained through December 31, 2017 those 2017 annual (or other short-term) cash incentive award programs covering the Employees substantially in the form as in effect immediately prior to the Effective Time, and (y) from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor the accrued and vested obligations of the Surviving Corporation and its Subsidiaries as of the Effective Time under the Company Plans.  The compensation and benefits for Continuing Employees who are covered by a Collective Bargaining Agreement shall be provided in accordance with the applicable Collective Bargaining Agreement as amended, extended or terminated from time to time in accordance with its terms and applicable Law. The Company and Parent agree to take the actions described on Section 6.4(a) of the Company Disclosure Letter.

(b)                                 Prior to the Closing, the Company and its Subsidiaries, as applicable, shall use reasonable best efforts to comply in all material respects with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the Merger.  Each of Parent and the Company agree to reasonably cooperate with each other in order to comply with such obligations.

(c)                                  For purposes of eligibility, vesting, level of benefits and benefit accrual (but not for benefit accruals under defined benefit pension plans or post-retirement benefit plans) under the employee benefit plans, programs and arrangements established or maintained by Parent and its Subsidiaries (including the Surviving Corporation) in which Continuing Employees may become eligible to participate in after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except to the extent such credit would result in a duplication of benefits or compensation).  In addition, and without limiting the generality of the foregoing and subject to the terms and conditions of the applicable New Benefit Plans, (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, each Continuing Employee will be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was participating immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to, for the applicable plan year in which the Closing occurs, (A) cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) subject to the terms and conditions of the New Benefit Plans, Parent shall use reasonable best efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the date such Continuing Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(d)                                 Annual short-term cash bonuses in respect of the year that the Closing Date occurs, if any, shall be paid to employees of the Company and its Subsidiaries in amounts calculated on the basis of actual performance for the applicable performance period determined and calculated in substantially the same manner as with respect to prior performance periods, with such payments to be made as soon as practicable after the finalization of the audited financial statements for the applicable fiscal year (the “Bonus Payment Date”); provided, however, that if the employment of any such employee who is eligible for an annual short-term cash bonus is terminated by Parent, the Company or any of their respective Subsidiaries, as applicable, without Cause (as defined in the Company’s 2016 Incentive Compensation Plan) prior to the payment of the annual short-term cash bonus in respect of 2017, such employee shall be eligible to receive payment of an annual short-term cash bonus in respect of 2017, in amounts calculated on the basis of actual performance for the 2017 performance period determined and calculated in substantially the same manner as with respect to prior performance periods, with such amount to be prorated to reflect the portion of the 2017 performance period that the terminated employee was employed by Parent, the Company or any of their respective Subsidiaries prior to the date of termination of employment and paid on the applicable Bonus Payment Date.  In all cases covered by this Section 6.4(d), the Company shall accrue such bonuses on its financial statements for each relevant period and shall make customary adjustments in the amount of such accruals in accordance with GAAP.

(e)                                  The terms of this Section 6.4 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third party beneficiary or otherwise) other than the Parties hereto.  Nothing contained in this Section 6.4 shall (i) constitute or be deemed to constitute establishment of or an amendment to or termination of any Company Plan or other compensation or benefit plan, policy, program, Contract or arrangement, (ii) obligate Parent or any of its Subsidiaries (including the Surviving Corporation) to retain the employment or service of (or provide any term or condition of employment or service to) any particular Employee or other Person or (iii) prevent Parent or any of its Subsidiaries (including the Surviving Corporation) from amending, modifying or terminating any Company Plan, Parent Plan, New Benefit Plan or other benefit or compensation plan, policy, program, Contract or arrangement, to the extent such amendment, modification, or termination is permitted by the terms of the applicable plan, policy, program, Contract, or arrangement.

(f)                                   As soon as practicable, but in no event later than thirty (30) days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that possibly would not be deductible under Section 280G of the Code.

Section 6.5            Merger Sub. Parent will take all actions necessary to (a) form the Merger Sub and cause Merger Sub to execute and deliver a Joinder Agreement within one Business Day after the date hereof;  (b) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement; and (c) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1            Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including (i) preparing and filing, in consultation with the other Parties, as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including the Station Disposition) (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII).

(b)                                 In connection with the Merger and the other transactions contemplated hereby, to the extent requested by Parent, the Parties shall use their reasonable best efforts to consummate the disposition of the Company Stations identified on Section 7.1(b) of the Parent Disclosure Letter in the manner set forth on Section 7.1(b) of the Parent Disclosure Letter and such contracts and assets related thereto as shall be reasonably determined by Parent (such disposition, the “Station Disposition”), whether or not such dispositions are necessary, proper or advisable to obtain the approvals, consents, registrations, permits, authorizations and other confirmations otherwise required to be obtained from any Governmental Authority to consummate and make effective the Merger.  Without limiting the generality of the foregoing, the Company shall, and shall cause its Representatives to, cooperate in good faith with Parent and its Representatives and supply Parent and its Representatives with information, and enter into such agreements and documents, necessary or appropriate to facilitate the Station Disposition. Parent shall be entitled to direct, in consultation with the Company, the process for the Station Disposition.  Notwithstanding anything to the contrary contained in this Section 7.1(b), none of the Company nor any of its Subsidiaries shall be obligated to consummate a Station Disposition, unless such Station Disposition is contingent upon the Closing.

(c)                                  To the extent requested by Parent, the Company shall and shall cause its Subsidiaries to, assign the options under option agreements with the Company Sharing Companies and their equityholders to one or more of Parent’s Affiliates or other designees of Parent, and take such other actions reasonably requested by Parent to cause one or more of the Company Stations licensed to a Company Sharing Company and subject to a Sharing Agreement with the Company or its Subsidiaries to be acquired by one or more of Parent’s Affiliates or other designees, as applicable (each such assignment and/or acquisition, a “Sharing Station Acquisition”). Without limiting the generality of the foregoing, the Company shall, and shall cause its Representatives to, cooperate in good faith with Parent and its Representatives and supply Parent and its Representatives with information, and enter into such agreements and documents, necessary or appropriate to facilitate each Sharing Station Acquisition.  Notwithstanding anything to the contrary contained in this Section 7.1(c), none of the Company nor any of its Subsidiaries shall be obligated to consummate a Sharing Station Acquisition, unless such Sharing Station Acquisition is contingent upon the Closing.

(d)                                 In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make, as promptly as reasonably practicable  appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated by this Agreement; provided that the filing by each of Parent and the Company of a Notification and Report Form pursuant to the HSR Act with respect to the Merger shall be made within 10 Business Days of the date of this Agreement, unless a later date is agreed to in writing by both Parent and the Company and (ii) make, as promptly as reasonably practicable, the FCC Applications with respect to the transactions contemplated by this Agreement; provided that the FCC Applications with respect to the Merger shall be made within 20 Business Days of the date of this Agreement, unless a later date is agreed to in writing by both Parent and the Company.  Each of the Company and Parent shall supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the foregoing, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as practicable.  The Company and Parent shall each request early termination of the waiting period with respect to the Merger, the Stations Divestitures and any Sharing Station Acquisitions under the HSR Act.  The Company and Parent shall each pay 50% of the filing fees payable under the HSR Act and FCC filing fees by the Company, Parent and each of their Subsidiaries relating to the Merger, irrespective of whether the transactions contemplated by this Agreement are consummated.

(e)                                  Except as prohibited by applicable Law or Order, each of Parent and the Company shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a

Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the FCC or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act (or any other Competition Law), the Communications Act and the FCC Rules in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act (or any other Competition Law), the Communications Act and the FCC Rules and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act (or any other Competition Law), the Communications Act and the FCC Rules; provided that Parent shall be entitled to direct, in consultation with the Company,  the timing for making, and approve (such approval not to be unreasonably withheld) the content of, any filings with or presentations or submissions to any Governmental Authority relating to this Agreement or the transactions contemplated hereby and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities relating to this Agreement or the transactions contemplated hereby.

(f)                                   The Company and Parent acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any application for renewal of any FCC License with respect to any Company Station and thereby to facilitate the grant of the FCC Consent with respect to such Company Station, each of the Company, Parent and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Company Station in connection with (i) any pending complaints that such Company Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Company Station with respect to which the FCC may permit the Company or Parent (or any of their respective Subsidiaries) to enter into a tolling agreement.

(g)                                  If the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, the Company and Parent shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder.  Upon receipt of the FCC Consent, the Company and Parent shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder.  No extension of the FCC Consent shall limit the right of the Company and Parent to terminate this Agreement pursuant to the terms hereof.

(h)                                 Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep the non-participating Party reasonably apprised with respect thereto.

(i)                                     Subject to Section 7.1(j), Parent shall use reasonable best efforts to take action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable, including (i) the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (B) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Parent or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) (hereinafter referred to as the “Station Divestitures”) and (C) the proffer and agreement by Parent of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) (each an “Approval Action”), including, in the case of clause (B) and (C), the Approval Actions listed on Section 7.1(i) of the Parent Disclosure Letter, in each case if such action is necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any Proceeding in any forum or (y) issuance of any Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (ii) the prompt use of its reasonable best efforts to take, in the event that any permanent or preliminary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement (including the Station Divestitures) in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (including the Station Divestitures), any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(j)                                    Notwithstanding anything herein to the contrary, nothing set forth in this Section 7.1  or otherwise in this Agreement shall:

(i)                                     require, or be construed to require the Company, Parent or any of their respective Subsidiaries to take, or agree to take, any Approval Action, unless such Approval Action shall be conditioned upon the consummation of the Merger;

(ii)                                  permit the Company or any of its Subsidiaries to agree or consent to or approve (without the prior consent of Parent, which need only be granted to the extent otherwise required hereunder) any Approval Action; or

(iii)                               require or be construed to require Parent or any of its Subsidiaries to agree to take or consent to the taking of any Approval Actions other than (x) the Approval Actions listed on Section 7.1(i) of the Parent Disclosure Letter and (y) such other Approval Actions (not involving the divestitures of Parent Stations or Company Stations or the modification or termination of Sharing Agreements or related option agreements) that would not reasonably be expected to result in an Approval Material Adverse Effect.

(k)                                 For purposes of this Section 7.1, “Approval Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of Parent and its Subsidiaries, taken as a whole (including, after the Closing, the Company and its Subsidiaries).

Section 7.2                                          Preparation of SEC Documents; Stockholders’ Meetings.

(a)                                 Registration Statement and Prospectus.

(i)                                     As promptly as practicable following the date hereof, and in any event within 30 Business Days following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included.  Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger.  Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement.  The Company will cause the Proxy Statement to be mailed to stockholders of the Company promptly after the Registration Statement is declared effective under the Securities Act.

(ii)                                  All filings by the Company or Parent with the SEC in connection with the transactions contemplated hereby and all mailings to the stockholders of the Company in connection with the Merger shall be subject to the prior review and comment by the other party.

(iii)                               Each of Parent and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Share Issuance) and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (2) all Orders of the SEC relating to the Registration Statement.

(iv)                              Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v)                                 If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent.

(b)                                 The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the purpose of seeking the Company Stockholder Approval and shall, subject to Section 7.3, (i) recommend to its stockholders the adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Once the Company Stockholders’ Meeting has been called and noticed, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the consent of Parent other than (x) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or (y) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided that in the case of either clause (x) or (y), the Company Stockholders’ Meeting shall only be adjourned or postponed for a minimum period of time reasonable under the circumstances (it being understood that any such adjournment or postponement shall not affect the Company’s obligation to hold the Company Stockholders’ Meeting as aforesaid).  The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to this Section 7.2(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or by a Company Adverse Recommendation Change, unless this Agreement has been terminated in accordance with Section 9.1(d)(iii).

(c)                                  Except to the extent expressly permitted by Section 7.3(e), (i) the Company Board shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the stockholders of the Company vote in favor of approval of the Merger and the adoption of this Agreement at the Company Stockholders’ Meeting and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its board of directors that stockholders of the Company vote in favor of the adoption of this Agreement.

Section 7.3                                          No Solicitation by the Company.

(a)                                 From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Agreement, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any of its officers, directors, employees or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries, in connection with any Company Acquisition Proposal, (iii) approve or recommend, or make any public statement approving or recommending, a Company Acquisition Proposal or, subject to Section 7.3(e), effect a Company Adverse Recommendation Change, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Company Acquisition Agreement”), (v) submit any Company Acquisition Proposal to a vote of the stockholders of the Company or (vi) resolve or agree to do any of the foregoing.

(b)                                 Notwithstanding the limitations set forth in Section 7.3(a), if, prior to the time the Company Stockholder Approval is obtained, the Company receives a bona fide written Company Acquisition Proposal, which has not resulted from a material breach of this Section 7.3, that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or would reasonably be expected to lead to a Superior Company Proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may, in response to such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (x) prior to furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal and (y) promptly (but not more than one Business Day) after furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).  Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event inform a Person or group that has made or, to the Knowledge of the Company, is considering making, a Company Acquisition Proposal of the provisions of this Section 7.3.

(c)                                  The Company shall promptly (and in any event within one Business Day) notify Parent after receipt of any Company Acquisition Proposal, any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or would reasonably be expected to make a Company Acquisition Proposal and provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries relating to such Company Acquisition Proposal or such inquiry or proposal.  Such notice shall indicate the identity of the Person making the proposal or offer, the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request.  Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within one Business Day), regarding any material changes to the status and material terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof), and provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries relating to such proposal or offer.

(d)                                 The Company shall, and shall cause each of its Subsidiaries to, and shall direct its Representatives to, immediately (i) cease any existing discussions or negotiations with any Person with respect to a Company Acquisition Proposal, (ii) terminate access for any Person (other than Parent, its Affiliates and their respective Representatives) to any data room and (iii) request the return or destruction of any non-public information provided to any Person (other than Parent, its Affiliates and their respective Representatives) in connection with a potential Company Acquisition Proposal.

(e)                                  Notwithstanding anything to the contrary in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change  (and, in the case of a Company Acquisition Proposal that was unsolicited after the date of this Agreement and that did not result from a material breach of this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(iii) and concurrently pay the fee required by Section 9.3 in order to enter into a definitive agreement in connection with a

Superior Company Proposal) if: (i) (A) a Company Acquisition Proposal is made to the Company after the date of this Agreement and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event; (ii) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Company Proposal; and (iii) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f)                                   Prior to making any Company Adverse Recommendation Change or entering into any Alternative Company Acquisition Agreement, (i) the Company Board shall provide Parent at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, the reasons therefor and, in the case of a Company Acquisition Proposal, the material terms and conditions of such proposal, including a copy of any proposed definitive agreement; (ii) during the four Business Days following such written notice, the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Company Proposal or Intervening Event, as applicable; and (iii) at the end of the four Business Day period described in the foregoing clause (ii), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any legally binding (if accepted by the Company) adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Company Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.  After compliance with the foregoing sentence, the Company shall have no further obligations under the foregoing sentence, and the Company Board shall not be required to comply with such obligations with respect to any other Superior Company Proposal or Intervening Event.

(g)                                  Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.3(g) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.3.  For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change.

Section 7.4                                          No Solicitation by Parent.  From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, Parent shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any of its officers, directors, employees or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal or (ii) participate in any discussions, negotiations regarding, or furnish to any Person (other than the Company, its Affiliates and their respective Representatives) any nonpublic information relating to Parent and its Subsidiaries, in connection with any Parent Acquisition Proposal.

Section 7.5                                          Public Announcements.  The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release.  Thereafter, so long as this Agreement is in effect, neither Parent nor the Company, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance, and shall give reasonable consideration to all reasonable comments suggested thereto.  None of the limitations set forth in this Section 7.5 shall apply to any disclosure of any information (a) in connection with or following a Company Acquisition Proposal, Parent Acquisition Proposal, Company Adverse Recommendation Change or Parent Adverse Recommendation Change and matters related thereto, (b) in connection with any dispute between the Parties relating to this Agreement or (c) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.5.

Section 7.6                                          Notices of Certain Events.  Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any material written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any written notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement, (c) any Proceeding or investigation, commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied; provided that the delivery of any notice pursuant to this Section 7.6 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 7.7                                          Access to Information.

(a)                                 From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law, (1) the Company shall (and shall cause its Subsidiaries to) afford to Parent, its Affiliates and its officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) (“Representatives”) reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period the Company shall (and shall cause its Subsidiaries to) furnish to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel (including for the purposes of Parent obtaining an insurance policy relating to the Cubs Tax Dispute) as Parent may reasonably request and (2) Parent shall afford the Company, its officers and employees reasonable access during normal business hours, to Parent’s corporate level employees and consider in good faith access to all other information and personnel concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as the Company may reasonably request; provided that the Party receiving such request may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgment of such Party, (i) any Law applicable to such Party or its Subsidiaries requires such Party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege or (iv) such access would unreasonably disrupt the operations of such Party or any of its Subsidiaries.  Each Party shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 With respect to the information disclosed pursuant to Section 7.7(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 7.8                                          Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.9                                          Stock Exchange Listing of Parent Common Stock and De-listing of Company Stock; Exchange Act Deregistration.  Parent shall use reasonable best efforts to cause the Parent Common Stock issuable in the Parent Share Issuance to be authorized for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.  Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Class A Stock from the NYSE and the deregistration of the Class A Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.10                                   Stockholder Litigation.  Each Party shall promptly notify the other Party in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against such Party, its Subsidiaries and/or any of their respective directors and shall keep the other Party informed on a reasonably current basis with respect to the status thereof.  The Company shall give Parent the opportunity to participate, at its expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, and the Company shall not settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).  Without limiting in any way the Parties’ obligations under Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.10.

Section 7.11                                   Takeover Statutes.  The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby.

Section 7.12                                   Financing and Financing Cooperation.

(a)                                 Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions specified in the Commitment Letters or any Substitute Debt Financing (and, in any event, no later than the time at which the Closing is required to occur pursuant to Section 2.2), including using its reasonable best efforts to (i)(A) maintain in effect the Commitment Letters and comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Section 8.1 and Section 8.2 hereof have been satisfied, enter into and deliver definitive agreements with respect to the Financing reflecting the terms and conditions contained in the Commitment Letters, so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.2 and (C) enforce their rights under the Commitment Letters and (ii) satisfy on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are in Parent’s (or its Subsidiaries’) control.  In the event that all conditions set forth in Article VIII have been satisfied or waived or, upon funding shall be satisfied or waived, and the Closing should otherwise occur pursuant to Section 2.2, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Financing (the “Debt Financing Parties”) to fund the Financing at the Effective Time.

(b)                                 Parent shall use reasonable best efforts to keep the Company informed on a current basis of the status of the Financing and material developments with respect thereto and provide the Company promptly (and in no event later than one Business Day) with copies of any material definitive agreements related to the Financing.  Without limiting the foregoing, Parent shall promptly (and in no event later than one Business Day) after obtaining knowledge thereof, give the Company written notice of any (i) breach or default by Parent, its Affiliates, any Debt Financing Party or any other party to the Commitment Letters or any definitive document related to the Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any breach or default), (ii) threatened or actual withdrawal, repudiation, expiration, intention not to fund or termination of or relating to the Commitment Letters or the Financing, (iii) material dispute or disagreement between or among any parties to the Commitment Letters or any definitive document related to the Financing that could reasonably be expected to affect the availability of the Financing at Closing or (iv) if for any reason Parent in good faith no longer believes it will be able to obtain all or any portion of the Financing needed to consummate the Merger at the Effective Time.  Parent may amend, modify, terminate, assign or agree to any waiver under the Commitment Letters without the prior written approval of the Company, provided that Parent shall not, without the Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Commitment Letters which would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount), (B) impose new or additional conditions to the Financing or otherwise expand, amend or modify any of the conditions to the Financing or (C) otherwise expand, amend, modify or waive any provision of the Commitment Letters or the Financing in a manner that in the case of this clause (C) would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Merger or the funding of the Financing (or satisfaction of the conditions to the Financing) at the Effective Time, (II) adversely impact the ability of Parent to enforce its rights against the Debt Financing Parties or any other parties to the Commitment Letters or the definitive agreements with respect thereto or (III) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby; provided further that the Commitment Letters may be amended to add additional Financing Sources.  In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letters permitted pursuant to this Section 7.12(b), such new commitment letters and/or fee letters shall be deemed to be a part of the “Financing” and deemed to be the “Commitment Letters” for all purposes of this Agreement.  Parent shall promptly (and in any event no later than one Business Day) deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Commitment Letters.  If funds in the amounts set forth in the Commitment Letters, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to, (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute financing sufficient to enable Parent to consummate the payment of the aggregate Cash Consideration pursuant to the Merger and the other transactions contemplated thereby in accordance with the terms hereof (the “Substitute Debt Financing”) and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Debt Financing and, promptly after execution thereof (and, in any event, no later than one Business Day), deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters and related definitive financing documents with respect to such Substitute Debt Financing.  Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Debt Financing shall be deemed the “Commitment Letters” for all purposes of this Agreement.

(c)                                  Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Commitment Letters.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Financing, any Substitute Debt Financing or any other financing.

(e)                                  The Company and its Subsidiaries shall use their reasonable best efforts to, and to cause their Representatives to use reasonable best efforts to, provide to Parent such customary cooperation as may be reasonably requested by Parent to assist Parent in arranging the Financing, including:

(1)         assisting in preparation for and participation in, upon reasonable advance notice and at reasonable times, a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Financing), rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Parent in obtaining ratings (but not any specific ratings) in respect of Parent and public ratings in respect of any debt issued as part of the Financing from Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc.;

(2)         assisting Parent and its potential financing sources in the preparation of (A) customary bank information memoranda, customary offering documents and other customary disclosure and similar marketing documents for any of the Financing, including the execution and delivery of customary authorization and representation letters in connection with the disclosure and marketing materials relating to the Financing authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that (to the extent accurate) the public-side version does not include material non-public information about the Company and its Subsidiaries or their respective securities and (B) customary materials for rating agency presentations for the Financing;

(3)         delivering to Parent the Required Financial Information;

(4)         delivering to Parent and its potential financing sources as promptly as reasonably practicable such pertinent financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) to the extent reasonably requested by Parent or identified in paragraph 5 of Exhibit C to the Bank Commitment Letter, paragraph 5 or 8 of Exhibit C to the Bridge Commitment Letter in connection with the preparation of customary disclosure and marketing materials, as applicable, and assisting Parent in preparing pro forma (A) balance sheets and related notes as of the most recently completed interim period ended at least forty-five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year), (B) income statements and related notes for the most recently completed fiscal year, for the most recently completed interim period and for the twenty-four (24) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before the Closing Date (or ninety (90) days in case such period includes the end of the Company’s fiscal year), and (C) any other pro forma financial statements, and for any periods, that would be required in accordance with Article 11 of Regulation S-X under the Securities Act, including, without limitation, explanatory footnotes of the type set forth in such article, that are customarily included in disclosure and marketing materials relating to the Financing, prepared after giving effect to the transactions described in this Agreement and the Commitment Letter as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income); provided that none of the Company, any of its Subsidiaries or any of their Representatives shall be responsible in any manner for information relating to the Parent and its Subsidiaries or the proposed debt and equity capitalization that is required for such pro forma financial information;

(5)         causing its independent registered public accounting firm to provide customary assistance with the due diligence activities of Parent and its Financing Sources and the preparation of any pro forma financial statements to be included in the documents referred to in clause (4) above, and customary consents to the use of audit reports in any disclosure and marketing materials relating to the Financing and related government filings and furnishing the information necessary to enable the applicable accountants to deliver customary “comfort” letters (including “negative assurance” comfort) of the type described in the definition of “Required Financial Information”;

(6)         using commercially reasonable efforts to ensure that the Financing benefits from the existing lending relationships of the Company and its Subsidiaries;

(7)         assisting to identify the steps for repayment on the Closing Date of the Company Indebtedness (other than any Company Indebtedness identified by the Parent as intended to remain outstanding following the Closing Date) and cooperating with any back-stop, “roll-over” or termination of any existing letters of credit thereunder (and the release and discharge of all related liens and security interests), by providing to Parent at least three (3) Business Days prior to Closing customary pay-off letters (in substantially final form and with executed copies thereof to follow concurrently with the Closing), UCC-3 financing statements, filings with the United States Patent and Trademark and/or Copyright Office, and other similar and related ancillary agreements as are necessary in connection with the Financing (it being understood that no such documentation shall become effective until the Effective Time);

(8)         [reserved];

(9)         executing and delivering as of, but not effective before, the Effective Time, and subject in each case to the “Conditionality Provision” in the Commitment Letter: customary definitive financing documentation as may be reasonably requested by Parent, including pledge and security documents, guarantees, customary officer’s certificates, instruments, copies of any existing surveys, UCC financing statements, filings, security agreements, control agreements, title insurance and other matters ancillary to, or required in connection with, the Financing (including delivering stock certificates for certificated securities with transfer powers executed in blank) of the Company and its domestic Subsidiaries to the extent required on the Closing Date by the terms of the Financing;

(10)  taking all corporate or organizational actions reasonably requested by Parent that are necessary to permit the consummation of the Financing (subject in each case to the “Conditionality Provision” in the Commitment Letter), including with respect to corporate actions of the Surviving Corporation to be effected immediately following the Effective Time, and to permit the cash at the Company and its Subsidiaries, if any, to be made available on the Closing Date to consummate the transactions contemplated hereby, including the repayment of outstanding Indebtedness of the Company and its Subsidiaries; provided that the foregoing shall not require the adoption of any corporate resolutions or actions that would be effective prior to the Effective Time; and

(11)  at least three (3) Business Days prior to the Closing Date, providing all documentation and other information relating to the Company and its Subsidiaries to be required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date;

provided that (i) no such cooperation shall be required to the extent that it would (A) require the Company to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent, (C) cause any representation or warranty of the Company in this Agreement to be breached, (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by the Company, (E) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (F) cause any breach of any applicable Law or any Contract to which the Company or any of its Subsidiaries is a party and (ii) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters).  Notwithstanding anything contained in this Agreement to the contrary, the condition set forth in Section 8.2(b), as applied to the Company’s obligations under this

Section 7.12(e), shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Company’s material breach of its obligations under this Section 7.12(e).

(f)                                   The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and subject to the prior review by, and consent of, the Company (such consent not to be unreasonably withheld or delayed). In addition, the Company agrees to use reasonable best efforts to supplement the written information (other than information of a general economic or industry specific nature) concerning the Company and its Subsidiaries provided pursuant to this Section 7.12 to the extent that any such information, to the knowledge of the Company contains any material misstatements of fact or omits to state any material fact necessary to make such information concerning the Company and its Subsidiaries, taken as a whole, not misleading in any material respect promptly after gaining knowledge thereof.

(g)                                  Between the date of this Agreement and the Effective Time, as soon as promptly as practicable after receipt of any written request by Parent to do so, the Company shall:

(i)                                     commence a consent solicitation to amend, eliminate or waive certain sections of the Company Indenture as specified by Parent (a “Consent Solicitation”), with respect to all of the outstanding Company Notes on such terms and conditions, including with respect to consent fees, that are proposed by Parent; provided that Parent shall consult with the Company and afford the Company a reasonable opportunity to review the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such Consent Solicitation (the “Consent Solicitation Documents”).  The Company shall provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Consent Solicitation including appointing a solicitation agent selected by Parent. The Company shall waive any of the conditions to the Consent Solicitation as may be reasonably requested by Parent (other than the condition that any proposed amendments set forth therein shall not become operative unless and until the Closing has occurred), so long as such waivers would not cause the Consent Solicitation to violate applicable Law, and shall not, without the prior written consent of Parent, waive any condition to the Consent Solicitation or make any change, amendment or modification to the terms and conditions of any Consent Solicitation other than as directed by Parent.  Promptly following the expiration of a Consent Solicitation, assuming the requisite consent from the holders of the Company Notes (including from persons holding proxies from such holders) has been received, the Company shall cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective providing for the amendments of the Company Indenture contemplated in the Consent Solicitation Documents; provided, however, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Parent;

(ii)                                  commence an offer to purchase, as specified by Parent, with respect to all of the outstanding Company Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent and reasonably acceptable to the Company (“Debt Tender Offer”), and Parent shall assist the Company in connection therewith; provided that Parent shall consult with the Company and afford the Company a reasonable opportunity to review the necessary offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”) and the material terms and conditions of the Debt Tender Offer. The terms and conditions specified by Parent for the Debt Tender Offer shall be in compliance with the Company Indenture, the Senior Credit Facility or any applicable Law. The closing of a Debt Tender Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the Company Notes properly tendered and not properly withdrawn in the Debt Tender Offer (provided that the proposed amendments set forth in any Debt Tender Offer Document may not become effective unless and until the Closing has occurred). The Company shall use its reasonable best efforts to provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including appointing a dealer manager selected by Parent.  The Debt Tender Offer shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), if applicable, and any other applicable Law, it being understood that the Company shall not be required to take any action that, in the good faith judgment of the Company and after consultation with Company counsel, does not comply with Rule 14e-1, the TIA, if applicable, or other applicable Law. The Company shall waive any of the conditions to a Debt Tender Offer as may be reasonably requested by Parent (other than the conditions that a Debt Tender Offer is conditioned on the Effective Time occurring), so long as such waivers would not cause a Debt Tender Offer to violate the Exchange Act, the TIA or any other applicable Law, and shall not, without the prior written consent of Parent, waive any condition to a Debt Tender Offer or make any change, amendment or modification to the terms and conditions of a Debt Tender Offer (including any extension thereof) other than as directed by Parent; and/or

(iii)                               deliver a notice to each holder of the Company Notes, in accordance with Section 3.9(b) of the Company Indenture, with respect to a Change of Control Offer (as defined in the Company Indenture) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the Company Indenture), to be mutually agreed by Parent and the Company, of all of the Company Notes then outstanding and otherwise comply with the Company Indenture with respect to such Change of Control Offer; and

(h)                                 (x) deliver a notice of redemption pursuant to Section 5.3 of the Company Indenture in accordance with the terms of the Company Indenture (including Section 6 of the First Supplement thereto), which may be conditioned upon the occurrence of the Effective Time; (y) cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of the Company Notes Payoff Amount) under the Company Indenture to effect the (aa) satisfaction and discharge of the Company Indenture pursuant to Article VIII thereof and

(bb) release of all obligations in respect of the Company Notes subject to the payment of the Company Notes Payoff Amount; and (z) deliver to Parent a schedule setting forth the Company Notes Payoff Amount.

Section 7.13                                   Company Warrants.

(a)                                 At the Effective Time, each outstanding Company Warrant shall be assumed by Parent and the Surviving Corporation in accordance with the terms of the Warrant Agreement, and each Company Warrant so assumed by Parent will continue to have, and be subject to, the same terms and conditions of such Company Warrant immediately prior to the Effective Time, except that such Company Warrant shall cease to represent a warrant to purchase Class A Stock or Class B Stock and will be converted into a warrant (the “Parent Warrant”) exercisable for the Merger Consideration which the Class A Stock or Class B Stock issuable upon exercise of such Company Warrant immediately prior to the Effective Time would have been entitled to receive upon consummation of the Merger.

(b)                                 In furtherance of the foregoing, prior to the Effective Time and in accordance with the Warrant Agreement, (i) the Parties shall use reasonable best efforts to deliver to Computershare Trust Company, N.A. the officer’s certificate and opinion of counsel contemplated by Section 6.3 of the Warrant Agreement and (ii) Parent and the Surviving Corporation shall execute and deliver to the Company an assumption agreement as necessary to comply with Section 6.3 of the Warrant Agreement.

Section 7.14                                   Dividend Coordination.  After the date of this Agreement, notwithstanding anything to the contrary contained in Section 5.1(b) or Section 6.1(b), each of Parent and the Company shall coordinate with the other with respect to the declaration of any dividend in respect of Parent Common Stock and Parent Class B Stock or Company Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that the holders of Company Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Company Stock and any Parent Common Stock that any such holder receives in exchange therefor in the Merger.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1                                          Conditions to Obligations of Each Party.  The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a)                                 Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)                                 Regulatory Approval.  (i) Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or extended by the FCC.

(c)                                  Registration Statement.  The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated by the SEC.

(d)                                 Exchange Listing.  The shares of Parent Common Stock issuable in connection with the Merger or otherwise pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e)                                  Statutes and Injunctions.  No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

Section 8.2                                          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a)                                 Representations and Warranties.  The representations and warranties of the Company (i) contained in Section 3.5(a) and (b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) other than in each case for de minimis inaccuracies, (ii) contained in Section 3.10(a) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing, (iii) contained in Section 3.1, Section 3.2, Section 3.5(c), Section 3.23 and Section 3.25 shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing and (iv) except for the representation and warranties described in the foregoing clauses (i) — (iii), the Company’s representations and warranties contained in this Agreement shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except any such representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), except where the failure of the representations and warranties contained in this clause (iv) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing.

(c)                                  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

(d)                                 Company Certificate.  The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

Section 8.3                                          Conditions to Obligations of the Company.  The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) contained in Section 4.5(a) and (b) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time) other than in each case for de minimis inaccuracies, (ii) contained in Section 4.11(a) shall be true and correct in all respects at and as of the Closing as if made at and as of the Closing, (iii) contained in Section 4.1, Section 4.2 and Section 4.5(c), (d) and (e) shall be true and correct in all material respects at and as of the Closing as if made at and as of the Closing and (iv) except for the representation and warranties described in the foregoing clauses (i) — (iii), Parent’s representations and warranties contained in Article IV shall be true and correct in all respects (disregarding all materiality and “Parent Material Adverse Effect” qualifiers contained therein), in each case at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case as of such time), except where the failure of the representations and warranties contained in this clause (iv) to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by them at or prior to the Closing.

(c)                                  No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect.

(d)                                 Parent Certificate.  Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1                                          Termination.  This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a)                                 by mutual written consent of the Company and Parent;

(b)                                 by either the Company or Parent:

(i)                                     if the Effective Time shall not have occurred on or before May 8, 2018 (the “Initial End Date”); provided, that if on the Initial End Date any of the conditions set forth in Section 8.1(b) shall not have been satisfied but all other conditions set forth in Article VIII shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial End Date shall be automatically extended to August 8, 2018 (the “Second End Date”). As used in this Agreement, the term “End Date” shall mean the Initial End Date, unless extended pursuant to the foregoing sentence, in which case, the term “End Date” shall mean the Second End Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur before the End Date was primarily due to such Party’s breach of any of its obligations under this Agreement;

(ii)                                  if there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 9.1(b)(ii) shall have used its reasonable best efforts to have such Order lifted; or

(iii)                               if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Merger and the Company Stockholder Approval shall not have been obtained.

(c)                                  by Parent:

(i)                                     if (A) a Triggering Company Event shall have occurred or (B) the Company has materially breached any of its obligations under Section 7.2 or Section 7.3; or

(ii)                                  if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during  the 30-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that if such breach or failure to perform is capable of being cured by the Company and the Company ceases using reasonable best efforts to cure such breach or failure to perform following written notice from Parent, Parent shall have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.1(d)(i).

(d)                                 by the Company:

(i)                                     if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent and Merger Sub during the 30-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that if such breach or failure to perform is capable of being cured by Parent and Merger Sub and Parent or Merger Sub cease using reasonable best efforts to cure such breach or failure to perform following written notice from the Company, the Company shall have the right to terminate this Agreement pursuant to this Section 9.1(d)(i); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.1(c)(ii); or

(ii)                                  if (A) the Company Board authorizes the Company to enter into an Alternative Company Acquisition Agreement with respect to a Superior Company Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.3, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Company Acquisition Agreement providing for a Superior Company Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the fee required to be paid pursuant to Section 9.3.

Section 9.2                                          Effect of Termination.  In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made.  In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than the Confidentiality Agreement, this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to the limitations set forth in Section 10.12, nothing in this Section 9.2 shall relieve any Party from liability for Willful Breach of this Agreement prior to such termination or the requirement to make the payments set forth in Section 9.3.  No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.

Section 9.3                                          Termination Fees; Expenses.

(a)                                 Company Termination Fee.

(i)                                     In the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then, in each case, the Company shall pay to Parent, by wire transfer of immediately available funds, a fee in the amount of $135,500,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii) or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination pursuant to Section 9.1(c)(i).

(ii)                                  In the event that this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii) in respect of a Willful Breach by the Company of a covenant or agreement contained in this Agreement, and in each case at any time after the date of this Agreement prior to such termination (i) a Company Acquisition Proposal has been made to the Company and publicly announced and has not been withdrawn prior to the termination of this Agreement (or prior to the Company Stockholders’ Meeting in the case of a termination pursuant to Section 9.1(b)(iii)) and (ii) within twelve months after such termination, the Company (A) enters into an agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated or (B) consummates a Company Acquisition Proposal, then, in any such event, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee less the amount of any Parent Expenses previously paid by the Company concurrently with the consummation of such transaction arising from such Company Acquisition Proposal (and in any event, within two Business Days following such consummation); provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(a)(ii), references to “15%” and “85%” shall be replaced by “50%”).

(b)                                 If this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to (A) the documented out-of-pocket costs and expenses, including the fees and expenses of counsel, accountants, investment bankers, experts and consultants, incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement in an amount not to exceed $10,000,000 plus (B) $38,500,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two Business Days following such termination).

(c)                                  The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Company Termination Fee and Parent Expenses are not a penalty, but are liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) that, without these agreements, the Parties would not enter into this Agreement.  Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 9.3, then the Company shall pay Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the annual rate of five percent plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law).  All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.  In no event shall a Company Termination Fee be payable more than once.

(d)                                 Notwithstanding anything in this Agreement to the contrary, subject to Section 10.12 and other than in the case of Willful Breach or fraud, in the event that this Agreement is terminated under circumstances where the Company Termination Fee is payable pursuant to this Section 9.3, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE X

Miscellaneous

Section 10.1                                   No Survival of Representations and Warranties.  None of the representations, warranties covenants and agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be.  This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2                                   Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Stockholder Approval is obtained, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval.  A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof), as applicable.  Notwithstanding anything set forth above, this Section 10.2, Section 7.12, Section 10.8, Section 10.11(b), Section 10.12(c), Section 10.13 and Section 10.14 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section, and any related definitions insofar as they affect such Sections) shall not be amended, waived or otherwise modified in a manner that is adverse to the interests of any Financing Source without the prior written consent of such Financing Source.

Section 10.3                                   Extension; Waiver.  At any time prior to the Effective Time, subject to applicable Law, Parent or Merger Sub on the one hand, or the Company on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) subject to the proviso of the first sentence of Section 10.2, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.  The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3.

Section 10.4                                   Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.5                                   Disclosure Letter References.  All capitalized terms not defined in the Company Disclosure Letter or Parent Disclosure Letter (as applicable, the “Disclosure Letter”) shall have the meanings assigned to them in this Agreement.  The Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement.  Each item disclosed in the Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Disclosure Letter relating to the representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Disclosure Letter is expressly made to such other part in the Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure.  The listing of any matter on the Disclosure Letter shall not be deemed to constitute an admission by the Company or Parent, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company or Parent, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement.  No disclosure in the Disclosure Letter relating to any possible breach or violation by the Company or Parent, as applicable, of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of any matter in the Disclosure Letter be deemed or interpreted to expand the scope of the representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6                                   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation of transmission), by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.6):

if to Parent or Merger Sub, to:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road

Hunt Valley, Maryland 21030
Attention:	Christopher S. Ripley
Barry Faber
Facsimile:	[ ]
[ ]
Email:	[ ]
[ ]

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Philip Richter
Facsimile:	(212) 859-8000
Email:	philip.richter@friedfrank.com

if to the Company, to:

Tribune Media Company
685 Third Avenue, 31st Floor
New York, NY 10017
Attention: Edward Lazarus, General Counsel
Facsimile No.: 646—563-8275
Email:	elazarus@tribunemedia.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:	Paul S. Bird
Jonathan E. Levitsky
Facsimile:	(212) 909 6836
Email:	psbird@debevoise.com
jelevitsky@debevoise.com

Section 10.7            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties.  Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8            Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof; provided that (x) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreement shall terminate and no longer be in effect upon execution and delivery hereof) and (b) are not intended to and do not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns; provided, further, that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.3 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives.  Notwithstanding anything to the contrary set forth above, the Financing Sources shall be a third party beneficiary of Section 7.12, Section 10.2, this Section 10.8, Section 10.11(b), Section 10.12(c) and Section 10.13 and Section 10.14.

Section 10.9            Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11       Governing Law.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)           Notwithstanding anything herein to the contrary, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Financing, the Commitment Letter, the performance thereof or the transactions contemplated thereby shall be governed by, and construed in accordance with, the Laws of the State of New York.

Section 10.12       Enforcement; Exclusive Jurisdiction.

(a)           The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The Parties’ rights in this Section 10.12 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.12.

(b)           In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(c)           Notwithstanding anything herein to the contrary, each of the Parties acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any Financing Source arising out of, or relating to, the transactions contemplated by this Agreement (including the Financing) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each Party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court.

Section 10.13       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE).

Section 10.14       No Recourse.  Notwithstanding anything herein to the contrary, the Company (on behalf of itself, its Subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources, and the Financing Sources shall be subject to no liability or claims by the Company (or such other Persons) in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.  Subject to the rights of Parent under the Commitment Letter under the terms thereof, and notwithstanding anything to the contrary herein, Parent agrees on behalf of itself and its Affiliates that the Financing Sources shall not have any liability or obligation to Parent or any of its Affiliates (whether under contract or tort, in equity or otherwise) relating to this Agreement or any of the transactions contemplated herein (including the Financing).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TRIBUNE MEDIA COMPANY

By:	/s/ Peter M. Kern
Name: Peter M. Kern
Title: Chief Executive Officer

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ Chris Ripley
Name: Chris Ripley
Title: CEO

EXHIBIT A

JOINDER AGREEMENT

MAY [•], 2017

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of May [  ], 2017 (the “Merger Agreement”), by and between [Parent], a Maryland corporation (“Parent”), and    , a Delaware corporation (the “Company”). Unless otherwise defined herein, terms used herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, the Merger Agreement provides that promptly following the execution and delivery thereof, Parent shall form a new wholly owned subsidiary as a Delaware corporation and Parent shall cause such entity to, and such entity shall, sign a joinder agreement to the Merger Agreement and be bound thereunder; and

WHEREAS, the undersigned, [•], a Delaware corporation (“Merger Sub”), was duly incorporated by Parent on [•], 2017.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements set forth in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, Merger Sub hereby agrees that it is and shall be deemed to be for all purposes, a party to the Merger Agreement, and is and shall be bound by all of the terms and conditions of the Merger Agreement applicable to Merger Sub, effective as of the date hereof, as if it were an original signatory thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, Merger Sub has executed this Agreement as of the date set forth above and agrees to be bound by the terms of the Merger Agreement applicable to Merger Sub.

[•]

By:
Name:

EXHIBIT B

Certificate of Incorporation of the Surviving Corporation

[To be attached]